                                                                  EXECUTION COPY

                               U.S. $2,000,000,000

    AMENDED AND RESTATED 5-YEAR LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

                           Dated as of April 25, 2005

                                      Among

               THE TRAVELERS LIFE AND ANNUITY REINSURANCE COMPANY
                                as Account Party

                                       and

                                  METLIFE, INC.
                                  as Guarantor

                                       and

                        THE INITIAL LENDERS NAMED HEREIN
                               as Initial Lenders

                                       and

                                 CITIBANK, N.A.
                                       and
                       WACHOVIA BANK, NATIONAL ASSOCIATION
                           as Co-Administrative Agents

                                       and

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                                 as Paying Agent

                                       and

                                   BNP PARIBAS
                                       and
                               LLOYDS TSB BANK PLC
                            as Co-Syndication Agents

                                       and

                                 DANSKE BANK A/G
                             as Documentation Agent

 ------------------------------------------------------------------------------

                          CITIGROUP GLOBAL MARKETS INC.
                                       and
                          WACHOVIA CAPITAL MARKETS, LLC
                  as Joint Lead Arrangers and Joint Bookrunners

                                TABLE OF CONTENTS

                                                                            PAGE

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms..........................................2

SECTION 1.02. Computation of Time Periods...................................15

SECTION 1.03. Accounting Terms..............................................15

                                   ARTICLE II
       AMOUNTS AND TERMS OF THE L/C DISBURSEMENTS AND LETTERS OF CREDIT

SECTION 2.01. Syndicated Letters of Credit..................................15

SECTION 2.02. Participated Letters of Credit................................19

SECTION 2.03. Fees..........................................................23

SECTION 2.04. Termination or Reduction of the Commitments...................24

SECTION 2.05. Repayment of L/C Disbursements and Letter of Credit Drawings..24

SECTION 2.06. Existing Letters of Credit....................................25

SECTION 2.07. Interest......................................................25

SECTION 2.08. Interest Rate Determination...................................25

SECTION 2.09. Collateralization/Prepayments of Reimbursement Obligations....25

SECTION 2.10. Increased Costs...............................................26

SECTION 2.11. Payments and Computations.....................................27

SECTION 2.12. Taxes.........................................................28

SECTION 2.13. Sharing of Payments, Etc......................................29

SECTION 2.14. Evidence of Debt..............................................30

SECTION 2.15. Use of Proceeds...............................................30

                                   ARTICLE III
                   CONDITIONS TO EFFECTIVENESS AND ISSUANCES

SECTION 3.01. Conditions....................................................30

SECTION 3.02. Conditions Precedent to Each Issuance.........................32

SECTION 3.03. Reallocation and Assignment of Obligations with Respect to
              Existing Letters of Credit....................................32

SECTION 3.04. Effect of this Agreement......................................33

SECTION 3.05. Release of Existing Guarantor.................................33

SECTION 3.06. Determinations Under Section 3.01.............................33

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Account Party...........33

SECTION 4.02. Representations and Warranties of the Guarantor...............35

                                   ARTICLE V
               COVENANTS OF THE ACCOUNT PARTY And the Guarantor

SECTION 5.01. Affirmative Covenants.........................................37

SECTION 5.02. Negative Covenants............................................39

SECTION 5.03. Financial Covenants...........................................42

                                   ARTICLE VI
                                EVENTS OF DEFAULT

SECTION 6.01. Events of Default.............................................42

SECTION 6.02. Actions in Respect of Letters of Credit upon Default..........43

                                   ARTICLE VII
                                    GUARANTY

SECTION 7.01. Guaranty......................................................44

SECTION 7.02. Guaranty Absolute.............................................44

SECTION 7.03. Waivers and Acknowledgments...................................46

SECTION 7.04. Subrogation...................................................46

SECTION 7.05. Subordination.................................................47

SECTION 7.06. Continuing Guaranty; Assignments..............................47

                                  ARTICLE VIII
                                THE AGENT, etc.

SECTION 8.01. Authorization and Action......................................48

SECTION 8.02. Reliance, Etc.................................................48

SECTION 8.03. Wachovia and Affiliates.......................................48

SECTION 8.04. Lender Credit Decision........................................49

SECTION 8.05. Indemnification...............................................49

SECTION 8.06. Successor Agent...............................................50

SECTION 8.07. No Responsibility.............................................50

                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.01. Amendments, Etc...............................................50

SECTION 9.02. Notices, Etc..................................................51

SECTION 9.03. No Waiver; Remedies; Entire Agreement.........................52

SECTION 9.04. Costs and Expenses............................................52

SECTION 9.05. Right of Set-off..............................................53

SECTION 9.06. Binding Effect................................................53

SECTION 9.07. Assignments and Participations................................53

SECTION 9.08. Confidentiality...............................................56

SECTION 9.09. Governing Law.  Agreement, and the Letters of Credit..........56

SECTION 9.10. Execution in Counterparts.....................................56

SECTION 9.11. Jurisdiction, Etc.............................................57

SECTION 9.12. No Liability of the Issuing Banks.............................57

SECTION 9.13. WAIVER OF JURY TRIAL..........................................58

SECTION 9.14. Patriot Act Notice............................................58

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 2.06      -    Existing Letters of Credit

Schedule 4.02(g) -      Disclosed Matters

Exhibits

Exhibit A   -  Form of Assignment and Acceptance

Exhibit B-1 -  Form of Syndicated Letter of Credit

Exhibit B-2 -  Form of Participated Letter of Credit

Exhibit C   -  Form of Departing Lender Consent

    AMENDED AND RESTATED 5-YEAR LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

                           Dated as of April 25, 2005

            THIS AMENDED AND RESTATED FIVE-YEAR LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of April 25, 2005, is among THE TRAVELERS LIFE AND ANNUITY REINSURANCE COMPANY, a South Carolina corporation (the "Account Party"), METLIFE, INC., a Delaware corporation (the "Guarantor"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, CITIBANK, N.A. ("Citibank") and WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia"), as co-administrative agents (in such capacity, the "Co-Administrative Agents"), BNP PARIBAS and LLOYDS TSB BANK PLC, as co-syndication agents (in such capacity, the "Co-Syndication Agents"), DANSKE BANK A/G, as documentation agent (in such capacity, the "Documentation Agent"), Wachovia, as coordination and paying agent (in such capacity, and together with any successor duly appointed in accordance with Section 8.06, the "Agent") for the Lenders (as hereinafter defined), and CITIGROUP GLOBAL MARKETS INC. and WACHOVIA CAPITAL MARKETS, LLC, as joint lead arrangers and joint bookrunners (in such capacity, the "Arrangers").

                             W I T N E S S E T H:

            WHEREAS, pursuant to the 5-Year Letter of Credit and Reimbursement Agreement, dated as of November 30, 2004 (as amended or otherwise modified prior to the date hereof, the "Existing L/C Agreement"), among the Account Party, Citigroup Insurance Holding Company, a Georgia corporation, as guarantor (the "Existing Guarantor"), certain banks, financial institutions and other institutional lenders from time to time party thereto (the "Existing Lenders"), Wachovia and Citibank, as co-administrative agents, and Wachovia, as coordination and paying agent, the Existing Lenders issued syndicated letters of credit (the "Existing Letters of Credit") for the account of the Account Party;

            WHEREAS, the Account Party desires to, among other things, continue the Existing Letters of Credit as Letters of Credit (terms not defined in these recitals being used as defined in Article I of this Agreement) under this Agreement, to obtain commitments to issue additional Letters of Credit under this Agreement and to substitute the Guarantor for the Existing Guarantor and release the Existing Guarantor;

            WHEREAS, the Account Party has requested that (a) the Existing L/C Agreement be amended and restated in its entirety to become effective and binding on the Account Party and the Guarantor pursuant to the terms of this Agreement, and the Lenders (including certain of the Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing L/C Agreement in its entirety to read as set forth in this Agreement and (b) the Existing Guarantor be released from all of its obligations under the Existing L/C Agreement and from any obligation that may arise hereunder and be replaced in all respects by the Guarantor under this Agreement;

            NOW, THEREFORE, the parties hereto agree to amend and restate the Existing L/C Agreement, and the Existing L/C Agreement is hereby amended and restated in its entirety, as follows:

                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Account Party" has the meaning given to it in the preamble hereto.

            "Acquisition" means the acquisition by the Guarantor of all of the outstanding shares of capital stock (or equivalent equity interests) of the Beneficiaries and their respective Subsidiaries (including the Account Party).

            "Acquisition Agreement" means the Acquisition Agreement dated as of January 31, 2005 (as the same may be amended or otherwise modified) between Citigroup and the Guarantor.

            "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 25% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

            "Agent" has the meaning given to it in the preamble hereto.

            "Agent's Account" means the account of the Agent maintained by the Agent at its office at Charlotte, NC, ABA Number: 053000219, Account Name: Travelers Life and Annuity Reinsurance Company, Account
      Number: 5000000061073 Attention:  Agency Services.

            "Agreement" means the Existing L/C Agreement, as amended and restated by this Amended and Restated 5-Year Letter of Credit and Reimbursement Agreement and as it may be further amended, amended and restated, supplemented or otherwise modified from time to time.

            "Applicable Margin" means, as of any date, the Facility Fee or the Letter of Credit Fee, as applicable, expressed as a percentage per annum determined by reference to the Public Debt Rating of the Guarantor in effect on such date as set forth below:

      PUBLIC DEBT RATING   FACILITY FEE    LETTER OF CREDIT  FULLY UTILIZED COST
         S&P/MOODY'S                             FEE
      Level 1                 0.05%             0.20%               0.25%
      A+ or A1 or above
      Level 2                 0.07%             0.28%               0.35%
      A or A2
      Level 3                 0.08%             0.32%               0.40%
      A- or A3
      Level 4                 0.09%             0.41%               0.50%
      BBB+ or Baa1
      Level 5                 0.11%             0.64%               0.75%
      Lower than Level 4

      provided that, until the first financial reporting date pursuant to
      Section 5.01(g), the Applicable Margin shall be determined by reference to Level 2.

            "Arrangers" has the meaning given to it in the preamble hereto.

            "Asset Securitization" means a public or private transfer of installment receivables, credit card receivables, lease receivables, mortgage loan receivables, policyholder loan receivables or any other type of secured or unsecured financial assets, which transfer is recorded as a sale in accordance with GAAP as of the date of such transfer.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit A hereto or such other form reasonably acceptable to the Agent and the Account Party and the Guarantor (such approvals not to be unreasonably withheld or delayed).

            "Attributable Debt" means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

            "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), such amount sometimes being referred to as the face amount.

            "Availability Period" means the period from and including the Closing Date to and including one hundred eighty (180) days prior to the scheduled Termination Date.

            "Bankruptcy Law" means any proceeding of the type referred to in
      Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

            "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                  (a) the rate of interest established by Wachovia in Charlotte,
            North Carolina, from time to time, as its prime rate for dollars loaned in the United States of America; and

                  (b) 1/2 of 1% per annum above the Federal Funds Rate.

            The Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to customers in connection with extensions of credit or to other banks.

            "Beneficiaries" means The Travelers Life and Annuity Company ("TLAC"), a Connecticut corporation, and The Travelers Insurance Company ("TIC"), a Connecticut corporation, as separate beneficiaries of separate letters of credit or additional or successor beneficiaries which are wholly owned by the Guarantor or its successor and which are designated in writing as "Beneficiaries" hereunder by notice from the Account Party to the Agent and approved by the Agent.

            "Business Day" means a day of the year on which banks are not required or authorized by law to close in either New York City or Charlotte, North Carolina.

            "Change of Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 25% of the Voting Stock of the Guarantor, or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (i) nominated by the board of directors of the Guarantor nor (ii) appointed by directors so nominated.

            "Citigroup" means Citigroup Inc., a Delaware corporation.

            "Closing Date" means the date the Acquisition is consummated pursuant to the Acquisition Agreement and in accordance with applicable law, such date in any event to occur on or before December 31, 2005. If the Effective Date shall have occurred prior thereto, on the Closing Date the Existing Letters of Credit shall be deemed issued under this Agreement and new Letters of Credit may be issued hereunder on and after such date (subject to compliance with Sections 3.01(b) and 3.02).

            "Co-Administrative Agents" has the meaning given to it in the preamble hereto.

            "Commitment" means a Participated Commitment or a Syndicated Commitment.

            "Company Action Level" means, at any time the Risk Based Capital Ratio is to be determined, 200% of the amount of the Authorized Control Level Risk Based Capital of TIC set forth in the most recent annual Statutory Statement of TIC. The Authorized Control Level Risk Based Capital of TIC shall be computed in the manner from time to time prescribed by the Insurance Department of the State of Connecticut for inclusion in the annual Statutory Statement of TIC to such Insurance Department. Such Authorized Control Level Risk-Based Capital currently appears on page 28 of such Statutory Statement, line 31.

            "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

            "Consolidated Net Worth" means the consolidated stockholders' equity, determined in accordance with GAAP, of the Guarantor and its Consolidated Subsidiaries.

            "Consolidated Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

            "Co-Syndication Agents" has the meaning given to it in the preamble hereto.

            "Credit Exposure" means, with respect to any Lender at any time, the sum of (a) such Lender's L/C Exposure at such time and (b) the aggregate amount of all Reimbursement Obligations outstanding to such Lender at such time (after giving effect to any payments made by such Lender to the Agent under Section 2.01(i) or to the Issuing Bank under Section 2.02(e)).

            "Debt" of any Person means, without duplication, (a) all of the Person's obligations (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (b) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, and (d) all of such Person's obligations secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, and (e) all Debt of others referred to in clauses (a) through
      (d) above and other payment obligations, but not including payment obligations excluded from "Debt" pursuant to the following sentence (collectively, "Guaranteed Debt"), guaranteed directly or indirectly in any manner by such Person. Debt shall not include any payment of obligations arising under a repurchase, securities loan or similar agreement except for the excess of (i) the payment obligations for which such Persons are liable under such agreement over (ii) the value of the collateral securing such payment obligations. The Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly non-recourse to such Person; the amount of any capital lease as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

            "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

            "Departing Lender Consent" means a consent entered into by an Existing Lender and accepted by the Agent, in substantially the form of Exhibit C hereto.

            "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.02(g).

            "Documentation Agent" has the meaning given to it in the preamble hereto.

            "Downgrade Account" has the meaning specified in Section 2.02(j)(i).

            "Downgrade Event" means, with respect to any Lender with a Participated Commitment, a reduction of the credit rating for the senior unsecured unsupported long-term debt of such Lender (or if no such rating exists, then a reduction of the long-term issuer credit rating of such Lender) by S&P or Moody's.

            "Downgrade Notice" has the meaning specified in Section 2.02(j)(i).

            "Downgraded Lender" means any Lender with a Participated Commitment which has a credit rating of less than A- (in the case of S&P) or A3 (in the case of Moody's) for its senior unsecured unsupported long-term debt or which does not have any credit rating on such debt from one of S&P or Moody's; provided that, if at any time such Lender has no such senior unsecured unsupported long-term debt rating from either rating service but does have a long-term issuer credit rating from either or both services, then such Lender shall not be considered a Downgraded Lender so long as such long-term issuer credit rating remains at or above A- (in the case of S&P) or A3 (in the case of Moody's), and provided further that, if the ratings established by S&P and Moody's shall fall within different levels, the Lender's credit rating for its senior unsecured unsupported long-term debt shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels.

            "Effective Date" has the meaning specified in Section 3.01.

            "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person approved by the Agent, Wachovia, as Issuing Bank in the case of Participated Letters of Credit and as issuing Agent in the case of Syndicated Letters of Credit, and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Account Party and the Guarantor, in each case such approvals not to be unreasonably withheld or delayed; provided, however, that neither the Guarantor nor an Affiliate of the Guarantor shall qualify as an Eligible Assignee; provided further, however, that a Person must be a NAIC approved bank to qualify as an Eligible Assignee for Syndicated Letters of Credit.

            "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any of its Significant Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Guarantor's controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Internal Revenue Code.

            "ERISA Event" means: (a) the occurrence of a "reportable event", within the meaning of Section 4043 of ERISA, with respect to a Plan (unless the 30-day notice requirement with respect to such event has been waived or unless the event is based on a certain level of unfunded vested benefits, or the requirement to pay variable PBGC premiums, provided that the amount of unfunded vested benefits, when determined on a FAS87 basis, do not exceed $50,000,000); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from MetLife or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Events of Default" has the meaning specified in Section 6.01.

            "Existing Guarantor" has the meaning specified in the first recital hereto.

            "Existing L/C Agreement" has the meaning specified in the first recital hereto.

            "Existing Lenders" has the meaning specified in the first recital hereto.

            "Existing Letters of Credit" has the meaning specified in the first recital hereto.

            "Federal Funds Rate" means, as of any date, the weighted average of the rates on overnight federal funds transactions with the members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent or its Affiliate from three (3) federal funds brokers of recognized standing selected by the Agent or its Affiliate.

            "Financial Officer" means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Guarantor.

            "GAAP" has the meaning specified in Section 1.03.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guaranteed Obligations" has the meaning specified in Section 7.01.

            "Guarantor" shall have the meaning given to it in the preamble hereto.

            "Guarantor Information" has the meaning specified in Section 9.08.

            "Guaranty" means Article VII hereof and the obligations of the Guarantor thereunder, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Indemnified Costs" has the meaning specified in Section 8.05.

            "Information Memorandum" means the information memorandum dated February 22, 2005 used in connection with the syndication of the Commitments.

            "Initial Lenders" has the meaning given to it in the preamble hereto.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "Insurance Department" means the applicable Insurance Regulatory Authority of the state of domicile of an insurance company responsible for the regulation of said insurance company.

            "Insurance Regulatory Authority" means, with respect to any insurance company, the Insurance Department or similar governmental authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile, and to the extent that it has regulatory authority over such insurance companies, in each other jurisdiction in which such insurance company conducts business or is licensed to conduct business.

            "Issuing Bank" means (a) Wachovia, in its capacity as the issuer of the Participated Letters of Credit and an issuer of and "Agent" (as defined in the Syndicated Letters of Credit) for any Syndicated Letter of Credit issued hereunder, (b) each Lender which has an amount greater than $0 set forth under the column entitled "Syndicated Commitment" opposite its name on the signatures pages hereof or (c) any Eligible Assignee to which a portion of the Syndicated Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Issuing Bank or Eligible Assignee, as the case may be, shall have a Syndicated Commitment. Each Issuing Bank and each assignee of any Issuing Bank shall satisfy the requirements of Conn. Gen Statutes Sec. 38a-87 and related Regulation 38a-88-8.

            "L/C Cash Deposit Account" means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

            "L/C Disbursement" means (a) with respect to any Participated Letter of Credit, a payment made by the Issuing Bank pursuant thereto and (b) with respect any Syndicated Letter of Credit, a payment made by a Lender pursuant thereto.

            "L/C Disbursement Date" means, with respect to any Letter of Credit, the date any L/C Disbursement is made in accordance with the terms of such Letter of Credit.

            "L/C Exposure" means, as to any Lender at any time, its share of the undrawn face amount of any Syndicated Letter of Credit at such time, together with its participation interest, if any, in the undrawn face amount of any Participated Letter of Credit at such time.

            "L/C Related Documents" has the meaning specified in Section 2.05(b)(i).

            "Lenders" means the Initial Lenders, each Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.07(a).

            "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on
      Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Account Party and the Agent.

            "Letter of Credit Agreement" means the credit application on Wachovia's standard form pursuant to Sections 2.01(b) and 2.02(b).

            "Letters of Credit" means, collectively, Syndicated Letters of Credit and Participated Letters of Credit.

            "LIBOR" means (a) for any period which is indeterminate in length or is under one month, the daily spot LIBOR rate as determined by Wachovia, and (b) for any period of one month or more, an interest rate per annum equal to the rate per annum obtained by dividing (i)(x) the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars for a period of such length, or (ii) if such rate is for any reason not available, the rate per annum equal to the rate that the Agent or its designee determines to be the rate or the arithmetic mean of rates at which Wachovia offers U.S. dollar deposits for a period of such length to first tier banks in the London interbank market, in each case, at or about 11:00 A.M. (London time) two Business Days prior to the first day of such period, by, in each case, (ii) a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such period.

            "LIBOR Rate Reserve Percentage" means, for any period, the reserve percentage applicable two Business Days before the first day of such period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR is determined) having a term equal to such period.

            "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

            "Material Adverse Change" means any material adverse change in (a) the business, financial condition, or operations of the Guarantor and its Significant Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement, (c) the ability of the Guarantor or the Account Party to perform its obligations under this Agreement or (d) the validity or enforceability of this Agreement.

            "Material Debt" means Debt of any Person (other than the Letters of Credit), or obligations in respect of one or more Swap Contracts, in an aggregate principal amount exceeding $300,000,000 (or its equivalent in any other currency). For purposes of determining Material Debt, the "principal amount" of the obligations of any Person in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Contract were terminated at such time.

            "MLIC" means Metropolitan Life Insurance Company, a New York stock life insurance company.

            "Moody's" means Moody's Investors Service, Inc.

            "Multiemployer Plan" means a multiemployer plan, as defined in
      Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

            "Multiple Employer Plan" means a single employer plan, as defined in
      Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and at least one Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under
      Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

            "NAIC" means the National Association of Insurance Commissioners or any entity succeeding to its function of advising insurance companies as to the values to be assigned to invested assets of such insurance companies included within one or more categories of such assets.

            "Net Income" means, for any period, the aggregate of all amounts (including all amounts in respect of any extraordinary gains and including extraordinary losses) that would be included as net income on the consolidated financial statements of TIC and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

            "Notice of Issuance" means a Syndicated Letter of Credit Notice and/or a Participated Letter of Credit Notice.

            "Participated Commitment" means, as to any Lender of Participated Letters of Credit, (a) the amount set forth opposite such Lender's name on the signature pages hereof as such Lender's "Participated Commitment" or
      (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to
      Section 2.04. It is understood that Wachovia, as fronting bank, is committed to issue all the Participated Letters of Credit, and the other Lenders with Participated Commitments have participation interests in the Participated Letters of Credit in accordance with Section 2.02(e). For the avoidance of doubt, any amount deposited in the L/C Cash Deposit Account shall not alter any Lender's Participated Commitment hereunder.

            "Participated Letters of Credit" means the letters of credit issued under Section 2.02(a).

            "Participated Letter of Credit Notice" has the meaning specified in
      Section 2.02(b).

            "Participated Reimbursement Obligation" has the meaning given to such term in Section 2.02(f).

            "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as such Act may be extended or amended.

            "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

            "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as bankers', materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, in each case arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) Liens on deposit accounts or securities accounts, including bankers' Liens and rights of setoff arising in the ordinary course of business; (d) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (f) Liens arising out of deposits of cash or securities with reinsurance trusts, ceding companies or insurance regulators in the ordinary course of business; and (g) Liens on deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; provided that, in any event, Permitted Liens shall not include any Lien securing Debt.

            "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

            "Plan" means a Single Employer Plan or a Multiple Employer Plan.

            "Public Debt Rating" means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, as the "senior unsecured debt rating" for the Guarantor or, if either rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 5 under the definition of "Applicable Margin"; (c) if the ratings established by S&P and Moody's shall fall within different levels in the table set forth in the definition of "Applicable Margin", the Applicable Margin shall be based upon the higher rating unless such ratings differ by two or more such levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

            "Ratable Share" of any amount means (a) with respect to any Lender as to Participated Letters of Credit at any time, a fraction the numerator of which is the amount of such Lender's Participated Commitment at such time (or, if the Participated Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender's Participated Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Participated Commitments at such time (or, if the Participated Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the aggregate amount of all Participated Commitments as in effect immediately prior to such termination); (b) with respect to any Lenders as to Syndicated Letters of Credit at any time, a fraction the numerator of which is the amount of such Lender's Syndicated Commitment at such time (or, if the Syndicated Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender's Syndicated Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Syndicated Commitments at such time (or, if the Syndicated Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the aggregate amount of all Syndicated Commitments as in effect immediately prior to such termination); and (c) with respect to any Lender as to all Letters of Credit or to amounts owing under this Agreement in general at any time, a fraction the numerator of which is the amount of such Lender's Syndicated Commitment or Participated Commitment (as the case may be) at such time (or, if the Syndicated Commitment or the Participated Commitment (as the case may be) shall have been terminated pursuant to Section 2.04 or 6.01, such Lender's Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments at such time (or, if all the Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the amount of all Commitments as in effect immediately prior to such termination).

            "Register" has the meaning specified in Section 9.07(d).

            "Reimbursement Obligations" means, collectively, Syndicated Reimbursement Obligations and Participated Reimbursement Obligations.

            "Required Lenders" means, at any time, Lenders holding at least a majority in interest of the aggregate Credit Exposure at such time and, if there is no Credit Exposure at such time, Lenders holding a majority of the Commitments at such time.

            "Required Reimbursement Date" means the Business Day after the L/C Disbursement Date.

            "Risk Based Capital Ratio" means, as of any time the same is to be determined, the ratio of Adjusted Capital of TIC to the Company Action Level of TIC at such time. Upon request of the Agent, the Account Party shall provide, or shall cause (or the Guarantor shall cause) TIC to provide, the calculation of the Adjusted Capital or the Company Action Level to the Agent. Adjusted Capital, for the purpose of this definition, shall be computed in the manner from time to time prescribed by the Insurance Department of the State of Connecticut as total adjusted capital for inclusion in the annual Statutory Statement of TIC to such Insurance Department (currently appearing on page 28 of such annual Statutory Statement in line 30 and currently consisting of capital and surplus, the asset valuation reserve of TIC and 50% of TIC's dividend liability), but calculated on a quarterly basis.

            "SAP" means, with respect to a Person, the statutory accounting principles prescribed or permitted by the relevant Insurance Department, or in the event that such Insurance Department fails to prescribe or address such practices, the NAIC guidelines.

            "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

            "SEC" means the Securities and Exchange Commission and any successor regulatory body.

            "Securities Transactions" means (a) securities lending arrangements, and (b) repurchase and reverse repurchase arrangements with respect to securities and financial instruments.

            "Separate Accounts" means assets and liabilities of funds that are segregated for the benefit of certain policy holders bearing the investment risk of such funds.

            "Significant Subsidiary" means, at any time, a Subsidiary of the Guarantor which as of such time meets the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the SEC, but excluding any Subsidiary (an "Investment Subsidiary") organized or formed (as the case may be) in connection with the ownership and investment management of the general account assets of (i) MLIC or (ii) any other Significant Subsidiary of the Guarantor that is an insurance company (each of MLIC and such other insurance company, an "Insurance Subsidiary"); provided, however, that, so long as the Consolidated assets of the Investment Subsidiaries of any Insurance Subsidiary exceed 25% of the Consolidated assets of such Insurance Subsidiary, then each such Investment Subsidiary shall be deemed to be a Significant Subsidiary.

            "Single Employer Plan" means a single employer plan, as defined in
      Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and no Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

            "Stated Amount" means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met and after giving effect to any reductions thereof that may occur pursuant to the terms of the Letters of Credit from time to time), including by reason of the making of any L/C Disbursement thereunder.

            "Statutory Statements" means, with respect to any Person, the financial statements required to be prepared by such Person in accordance with SAP and the rules and regulations of such Person's Insurance Regulatory Authority.

            "Structured Transaction Liens" means Liens granted by MLIC to (A) a 99%-owned Subsidiary (the "Relevant Subsidiary") in connection with a structured private investment transaction entered into in September 1999, as the same may be amended from time to time (the "Structured Transaction") where (i) in connection with such transaction, such Liens are assigned to a special purpose Subsidiary of MLIC (the "SPV") in which MLIC is the holder of all outstanding obligations (other than ordinary course administrative expenses and common equity interests) and (ii) the assets covered by such Liens consist solely of the rights of MLIC against the SPV; and (B) the SPV in connection with the Structured Transaction which are subordinated to, and exercisable only after, the Liens described in the preceding clause (A) and which cover only the assets covered by the Liens described in said clause (A).

            "Subordinated Obligations" has the meaning specified in Section
      7.05.

            "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

            "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, or annexes, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

            "Syndicated Commitment" means, with respect to each Issuing Bank of Syndicated Letters of Credit, the obligation of such Issuing Bank to issue Syndicated Letters of Credit for the account of the Account Party in (a) the maximum aggregate amount set forth opposite the Issuing Bank's name on the signature pages hereto under the caption "Syndicated Commitment" or
      (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank's "Syndicated Commitment", in each case as such amount may be reduced prior to such time pursuant to Section 2.04. For the avoidance of doubt, any amount deposited in the L/C Cash Deposit Account shall not alter any Lender's Syndicated Commitment hereunder.

            "Syndicated Letters of Credit" means letters of credit issued under
      Section 2.01(a).

            "Syndicated Reimbursement Obligations" has the meaning given to such term in Section 2.01(g).

            "Termination Date" means (a) if the Closing Date has not occurred prior to or on December 31, 2005, December 31, 2005 or (b) the earlier of
      (i) the date which is five years after the Closing Date and (ii) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

            "TIC" has the meaning given to such term in the definition of "Beneficiary" herein.

            "TLAC" has the meaning given to such term in the definition of "Beneficiary" herein.

            "Unused Commitment" means, with respect to each Lender at any time,
      (a) with respect to Syndicated Letters of Credit, the difference between such Lender's Syndicated Commitment and such Lender's Ratable Share of the Available Amount of all Syndicated Letters of Credit and (b) with respect to Participated Letters of Credit, the difference between such Lender's Participated Commitment and such Lender's Ratable Share of the Available Amount of all Participated Letters of Credit.

            "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

            SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

            SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

                                   ARTICLE II
        AMOUNTS AND TERMS OF THE L/C DISBURSEMENTS AND LETTERS OF CREDIT

            SECTION 2.01. Syndicated Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, at the request of the Account Party, each Lender with a Syndicated Commitment agrees at any time and from time to time during the Availability Period to issue Syndicated Letters of Credit for the account of the Account Party to a Beneficiary, subject to the terms and conditions of this Section 2.01. Each Syndicated Letter of Credit shall be substantially in the form of Exhibit B-1, and shall be issued ratably with Participated Letters of Credit; provided that, without the prior consent of each Lender, no Syndicated Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Lenders thereunder as provided in the next succeeding sentence. Each Syndicated Letter of Credit shall be issued by all of the Lenders thereunder, acting through the Agent, at the time of issuance as a single multi-bank letter of credit, but the obligation of each Lender thereunder shall be several and not joint, in the amount of its Ratable Share of the aggregate undrawn amount of such Syndicated Letter of Credit at the time that such Syndicated Letter of Credit is issued.

            (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Syndicated Letter of Credit (or the amendment, renewal or extension of an outstanding Syndicated Letter of Credit), the Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Agent) to the Agent (which will promptly notify the other Lenders with a Syndicated Commitment thereof and provide to such Lenders as soon as practicable a copy of the Syndicated Letter of Credit as well as the letter of credit application referred to below, if delivered to the Agent by the Account Party) at least five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension (or such shorter period as is acceptable to the Agent, including with respect to any request for the issuance of a Syndicated Letter of Credit on the Closing Date, subject to approval by the Agent) a notice in a form acceptable to the Agent (a "Syndicated Letter of Credit Notice") requesting the issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Syndicated Letter of Credit is to expire (which shall comply with Section 2.01(d)), the amount of such Syndicated Letter of Credit, the name and address of the Beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew or extend as the case may be) such Syndicated Letter of Credit, it being understood and agreed that Syndicated Letters of Credit may be extended and renewed in accordance with
Section 2.01(d). If requested by the Agent, the Account Party shall submit a letter of credit application on Wachovia's standard form (with such changes as Wachovia shall deem appropriate) in connection with any request for a Syndicated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Account Party to, or entered into by the Account Party with, the Agent relating to any Syndicated Letter of Credit, the terms and conditions of this Agreement shall control.

            (c) Limitations on Amounts. A Syndicated Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Credit Exposure of the Lenders shall not exceed the aggregate amount of the Commitments and (ii) the Credit Exposure of each Lender party to such Syndicated Letter of Credit shall not exceed the Commitment of such Lender.

            (d) Expiry Date. Each Syndicated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Syndicated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the seventh (7th) day prior to the Termination Date; provided, however, that a Syndicated Letter of Credit shall provide by its terms, and on terms acceptable to the Agent, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Termination Date) unless and until the Agent shall have delivered 30 days' prior written notice of nonrenewal to the Beneficiary of such Syndicated Letter of Credit (which the Agent shall do only if a Default or Event of Default shall have occurred and be continuing or if representations and warranties (except for those representations and warranties set forth in Section 4.01(f) and the last sentence of Section 4.01(e)) could not be true and correct in all material respects if requested). The Agent shall promptly provide a copy of any such notice to the Account Party.

            (e) Obligation of Lenders. The obligation of any Lender under any Syndicated Letter of Credit shall be several and not joint and shall be in an amount equal to such Lender's Ratable Share of the aggregate Available Amount of such Syndicated Letter of Credit at the time such Syndicated Letter of Credit is issued, and each Syndicated Letter of Credit shall expressly so provide. No assignment of Commitment under Section 9.07 shall change or affect the liability of any Lender under any outstanding Syndicated Letter of Credit.

            (f) Issuance Administration. Each Syndicated Letter of Credit shall be executed and delivered by the Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Syndicated Letter of Credit, and the Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the Agent shall act, as the agent of each Lender to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the Beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such Lender and the Account Party that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Syndicated Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the Agent shall have no obligation or liability for any L/C Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Lender each Syndicated Letter of Credit to be issued by such Lender hereunder and to take such other actions contemplated by this Section 2.01(f). Promptly upon the request of the Agent, each Lender will furnish to the Agent such powers of attorney or other evidence as any Beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Syndicated Letter of Credit.

            (g) Reimbursement. (i) The Account Party agrees that it shall reimburse the Lenders in respect of their L/C Disbursements under any Syndicated Letter of Credit by paying to the Agent an amount equal to the aggregate of any L/C Disbursements no later than 2:00 p.m., Charlotte, North Carolina time, on the Required Reimbursement Date (each such amount until paid, a "Syndicated Reimbursement Obligation"). Notwithstanding the foregoing, if the Agent shall make, on behalf of any Lender, such Lender's L/C Disbursement with respect to any Syndicated Letter of Credit in accordance with Section 2.01(i), then any payments made by the Account Party with respect to such Syndicated Reimbursement Obligation shall be made to, and for the benefit of, the Agent until such Lender makes payment to the Agent of all amounts required under Section 2.01(i).

            (ii) If the Account Party fails to reimburse the Lenders in respect of their L/C Disbursements under such Syndicated Letter of Credit on the L/C Disbursement Date, interest shall accrue from and after the L/C Disbursement Date at a rate equal to (A) on or prior to the Required Reimbursement Date, the greater of (I) LIBOR for the period from the L/C Disbursement Date to the Required Reimbursement Date plus an amount equal to the Letter of Credit Fee set forth in Section 2.03(b) or (II) the sum of (a) the Federal Funds Rate plus (b) 1/2% per annum plus (c) an amount equal to the Letter of Credit Fee and (B) after the Required Reimbursement Date, the greater of (x) LIBOR for the period from the Required Reimbursement Date to the date such L/C Disbursement is paid plus an amount equal to the Letter of Credit Fee set forth in Section 2.03(b) plus 2.0% per annum or (y) the sum of (a) the Federal Funds Rate plus (b) 2.0% per annum plus (c) an amount equal to the Letter of Credit Fee.

            (h) Disbursement Procedures. The Agent shall, within a reasonable time following its receipt thereof (and, in any event, within any specific time in the text of the relevant Syndicated Letter of Credit), examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit. The Agent shall promptly after such examination and before such L/C Disbursement (i) notify each Lender and the Account Party and the Guarantor by telephone (confirmed by telecopy or email) of such demand for payment, and (ii) notify each Lender whether or not the Agent will make such Lender's L/C Disbursement with respect to such Syndicated Letter of Credit available to the applicable Beneficiary in accordance with Section 2.01(i). With respect to any drawing made under a Syndicated Letter of Credit, unless the Agent has notified the Lenders that it will fund the Lenders' respective L/C Disbursements available to the Beneficiary of such Syndicated Letter of Credit in accordance with Section 2.01(i), each Lender will make an L/C Disbursement in respect of such Syndicated Letter of Credit promptly in accordance with its liability under such Syndicated Letter of Credit and this Agreement, such L/C Disbursement to be made to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such L/C Disbursement available to the Beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such Beneficiary in connection with such demand for such L/C Disbursement. Promptly following any L/C Disbursement by any Lender in respect of any Syndicated Letter of Credit, the Agent will notify the Account Party and the Guarantor of such L/C Disbursement; provided that any failure to give or delay in giving such notice shall not relieve the Account Party of its obligation to reimburse the Lenders with respect to any such L/C Disbursements.

            (i) Intra-Day Fronting Option. The Agent may, but shall not be obligated to, make, on behalf of any Lender, such Lender's L/C Disbursement in respect of any Syndicated Letter of Credit on the applicable L/C Disbursement Date. Each Lender hereby absolutely and unconditionally agrees to pay to the Agent such Lender's L/C Disbursement made by the Agent on behalf of such Lender in respect of any Syndicated Letter of Credit promptly upon the request of the Agent at any time from the time such L/C Disbursement is made until the Syndicated Reimbursement Obligation with respect thereto is reimbursed by the Account Party or at any time after any reimbursement payment is required to be refunded to the Account Party for any reason (and without limiting the foregoing, if the Agent shall give any Lender notice by 2:00 p.m., Charlotte, North Carolina time, on any L/C Disbursement Date that it has not received reimbursement from the Account Party for the L/C Disbursement made by the Agent on behalf of such Lender on such L/C Disbursement Date, such Lender shall pay to the Agent the amount of such L/C Disbursement not later than 4:00 p.m., Charlotte, North Carolina time). Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If and to the extent that such Lender shall not have paid the amount of any such L/C Disbursement to the Agent after receiving a request therefor, such Lender, on the one hand, and the Account Party, on the other, severally agree to pay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such L/C Disbursement is paid by the Agent until the date such amount is repaid to the Agent, (i) in the case of payment by such Lender, at the Federal Funds Rate plus 1/2%, and (ii) in the case of payment by the Account Party, at the Federal Funds Rate plus 1/2% (which, in the case of this clause (ii), shall be credited toward amounts owed by the Account Party pursuant to Section 2.01(g)(ii)above). If such Lender shall repay to the Agent the amount of such L/C Disbursement (plus applicable interest, if any), such amount shall constitute such Lender's L/C Disbursement under the applicable Syndicated Letter of Credit for purposes of this Agreement. The failure of any Lender to make any L/C Disbursement required to be made by it shall not relieve any other Lender of its obligation, if any, hereunder or any Syndicated Letter of Credit to make its L/C Disbursement, but no Lender shall be responsible for the failure of any other Lender to make the L/C Disbursement to be made by such other Lender. The funding by the Agent of any L/C Disbursement on behalf of any Lender under the terms of this Section 2.01(i) shall not create the obligation on the Agent to fund (i) any other L/C Disbursement of such Lender, or (ii) any L/C Disbursement of any other Lender (including any such L/C Disbursement made on the same L/C Disbursement Date under the same Syndicated Letter of Credit).

            (j) Loss of NAIC Approval. If a Lender which had NAIC approval on the date it became a party to this Agreement shall cease to maintain such approval or otherwise shall lose such approval (a "Non-NAIC Lender"), the Account Party, the Guarantor, such Non-NAIC Lender and the other Lenders hereby agree that (i) (A) if such Non-NAIC Lender is not a Downgraded Lender, such Non-NAIC Lender shall automatically be deemed to have a Participated Commitment for Participated Letters of Credit in an amount equal to its Unused Commitment, and (B) if such Non-NAIC Lender is a Downgraded Lender, the provisions of
Section 2.02(j) shall apply and, in each case, it shall thereafter cease to have a Syndicated Commitment to the extent of such Unused Commitment, and (ii) to the extent Syndicated Letters of Credit are outstanding, effective at the time the Beneficiaries execute and deliver an amendment to (A) any Syndicated Letter of Credit such that the Non-NAIC Lender is removed from such Syndicated Letter of Credit and (B) any Participated Letter of Credit issued, extended or renewed at the same time as such Syndicated Letter of Credit, such that the Available Amount under such Participated Letter of Credit is increased by an amount equal to the Non-NAIC Lender's L/C Exposure with respect to such Syndicated Letter of Credit (and the Account Party and the Guarantor agree to use all commercially reasonable efforts to cause such amendments to be executed and delivered by the Beneficiaries and any necessary regulatory approvals to be obtained at the earliest possible date) and any outstanding Reimbursement Obligations with respect to such Syndicated Letter of Credit have been paid in full, the aggregate Syndicated Commitments and Syndicated Letters of Credit, respectively, shall be automatically reduced by an amount equal to the Non-NAIC Lender's L/C Exposure with respect to such Syndicated Letter of Credit immediately prior to such amendment, and such Non-NAIC Lender shall be automatically deemed to have a Participated Commitment in an amount equal to such reduction in its Syndicated Commitment; provided that, if, upon the reduction of the Syndicated Commitments, the Available Amount of all Letters of Credit would exceed the aggregate amount of the Commitments, then the Account Party will immediately eliminate such excess by causing the Available Amount under one or more Letters of Credit to be reduced.

            (k) Letter of Credit Reports. Wachovia shall furnish (i) the Agent, each Lender with a Syndicated Commitment, the Account Party and the Guarantor, by or about the fifth Business Day of each month, with a written report summarizing issuance and expiration dates of each Syndicated Letter of Credit issued by the Lenders with a Syndicated Commitment during the preceding month and drawings during such month under each outstanding Syndicated Letter of Credit and (ii) the Agent, each Lender with a Syndicated Commitment and the Account Party, by the fifteenth Business Day of each calendar quarter, with a written report setting forth the average daily aggregate Available Amount and Stated Amount during the preceding calendar quarter of all Syndicated Letters of Credit issued by it.

            SECTION 2.02. Participated Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, in addition to the issuance of Syndicated Letters of Credit provided for in Section 2.01, the Account Party may request Wachovia to issue, at any time and from time to time during the Availability Period, Participated Letters of Credit for the account of the Account Party to a Beneficiary, subject to the terms and conditions of this
Section 2.02. Each Participated Letter of Credit shall be substantially in the form of Exhibit B-2, and shall be issued ratably with Syndicated Letters of Credit. Such Participated Letter of Credit shall be issued by Wachovia Bank, as Issuing Bank, and all references to Issuing Bank in this Section 2.02 shall be references solely to Wachovia Bank, as Issuing Bank for Participated Letters of Credit.

            (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Participated Letter of Credit (or the amendment, renewal or extension of an outstanding Participated Letter of Credit), the Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Agent (which shall promptly notify the other Lenders with a Participated Commitment thereof and provide to such Lenders as soon as practicable a copy of the Participated Letter of Credit as well as the letter of credit application referred to below if delivered to the Issuing Bank) at least five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension (or such shorter period as is acceptable to the Agent and the Issuing Bank, including any request for the issuance of a Participated Letter of Credit on the Closing Date, subject to approval by the Agent and the Issuing Bank) a notice in a form acceptable to the Agent (a "Participated Letter of Credit Notice") requesting the issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Participated Letter of Credit is to expire (which shall comply with Section 2.02(d)), the amount of such Participated Letter of Credit, the name and address of the Beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be) such Participated Letter of Credit, it being understood and agreed that Participated Letters of Credit may be extended and renewed in accordance with Section 2.02(d). If requested by the Issuing Bank, the Account Party shall submit a letter of credit application on the Issuing Bank's standard form (with such changes as the Issuing Bank shall deem appropriate) in connection with any request for a Participated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Account Party to, or entered into by any Account Party with, the Issuing Bank relating to any Participated Letter of Credit, the terms and conditions of this Agreement shall control.

            (c) Limitations on Amounts. A Participated Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Credit Exposure of the Lenders shall not exceed the aggregate amount of the Commitments and (ii) the Credit Exposure of each Lender participating in such Participated Letter of Credit (pursuant to Section 2.02(e)) shall not exceed the Commitment of such Lender.

            (d) Expiry Date. Each Participated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Participated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the seventh (7th) day prior to the Termination Date; provided, however, that a Participated Letter of Credit shall provide by its terms, and on terms acceptable to the Issuing Bank, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Termination Date) unless and until the Issuing Bank shall have delivered 30 days' prior written notice of nonrenewal to the Beneficiary of such Participated Letter of Credit (which the Issuing Bank shall do only if a Default or Event of Default shall have occurred and be continuing or if representations and warranties (except for those representations and warranties set forth in Section 4.01(f) and the last sentence of Section 4.01(e)) could not be true and correct in all material respects if requested). The Agent shall promptly provide a copy of any such notice to the Account Party.

            (e) Participations. By the issuance of a Participated Letter of Credit (or an amendment to a Participated Letter of Credit increasing the amount thereof) by Wachovia and without any further action on the part of Wachovia, or the Lenders, Wachovia hereby grants to each Lender with a Participated Commitment, and each Lender with a Participated Commitment hereby acquires from Wachovia, participation in such Participated Letter of Credit equal to such Lender's Ratable Share of the Available Amount of such Participated Letter of Credit. Each Lender with a Participated Commitment acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Participated Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each Lender with a Participated Commitment hereby absolutely and unconditionally agrees to pay to the Agent, for account of Wachovia, such Lender's Ratable Share of each L/C Disbursement made by Wachovia in respect of any Participated Letter of Credit promptly upon the request of Wachovia at any time from the time such L/C Disbursement is made until such L/C Disbursement is reimbursed by the Account Party or at any time after any reimbursement payment is required to be disgorged or refunded to the Account Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Agent of any payment from the Account Party pursuant to the next following paragraph, the Agent shall distribute such payment to Wachovia or, to the extent that the Lenders with a Participated Commitment have made payments pursuant to this paragraph to reimburse Wachovia, then to such Lenders and Wachovia as their interests may appear. Any payment made by a Lender with a Participated Commitment pursuant to this paragraph to reimburse Wachovia for any L/C Disbursement shall not relieve the Account Party of its obligation to reimburse such L/C Disbursement. Upon any change in the Commitments of any of the Lenders with a Participated Commitment pursuant to Section 9.07 with respect to all outstanding Participated Letters of Credit, there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new Ratable Share of the assigning Lender and the Assignee, respectively, of all of the Participated Commitments.

            (f) Reimbursement. (i) The Account Party agrees that it shall reimburse the Issuing Bank in respect of its L/C Disbursements under any Participated Letter of Credit by paying to the Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., Charlotte, North Carolina time, on the Required Reimbursement Date (each such amount until paid, a "Participated Reimbursement Obligation").

            (ii) If the Account Party fails to reimburse the Lenders in respect of their L/C Disbursements under such Participated Letter of Credit on the L/C Disbursement Date, interest shall accrue from and after the L/C Disbursement Date at a rate equal to (A) on or prior to the Required Reimbursement Date, the greater of (I) LIBOR for the period from the L/C Disbursement Date to the Required Reimbursement Date plus an amount equal to the Letter of Credit Fee set forth in Section 2.03(b) or (II) the sum of (a) the Federal Funds Rate plus (b) 1/2% per annum plus (c) an amount equal to the Letter of Credit Fee, and (B) after the Required Reimbursement Date, the greater of (x) LIBOR from the Requirement Reimbursement Date to the date such L/C Disbursement is paid plus an amount equal to the Letter of Credit Fee set forth in Section 2.03(b) plus 2.0% per annum or (y) the sum of (a) the Federal Funds Rate plus (b) 2.0% per annum plus (c) an amount equal to the Letter of Credit Fee.

            (g) Disbursement Procedures. The Issuing Bank shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant

Participated Letters of Credit), examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. The Issuing Bank shall promptly after such examination notify the Agent and the Account Party by telephone (confirmed by telecopy or email) of such demand for payment and whether the Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Account Party of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement. If the Account Party shall fail to reimburse the Issuing Bank for such L/C Disbursement when due, the Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Account Party in respect thereof and such Lender's Ratable Share thereof, and each Lender shall promptly pay to the Agent, for account of the Issuing Bank, such Lender's Ratable Share of such L/C Disbursement.

            (h) Letter of Credit Reports. Wachovia shall furnish (i) to the Agent, with a copy to the Account Party and the Guarantor, by or about the fifth Business Day of each month a written report summarizing issuance and expiration dates of Participated Letters of Credit issued by it during the preceding month and drawings during such month under each outstanding Participated Letter of Credit and (ii) to the Agent and each Lender with a Participated Commitment, with a copy to the Account Party, by the fifteenth Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount and Stated Amount during the preceding calendar quarter of all Participated Letters of Credit issued by it.

            (i) Failure to Make L/C Disbursements. The failure of any Lender to make the L/C Disbursement to be made by it on the date specified in Section 2.02(e) shall not relieve any other Lender of its obligation hereunder to make its L/C Disbursement on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Disbursement to be made by such other Lender on such date.

            (j) Downgraded Lender. (i) If a Downgrade Event shall occur with respect to (a) any Downgraded Lender or (b) any other Lender with a Participated Commitment and, as a result thereof, such other Lender becomes a Downgraded Lender, then the Agent or Wachovia as Issuing Bank with respect to Participated Letters of Credit may, by notice to such Downgraded Lender and the Account Party within 45 days after the Agent (or Wachovia, whichever have given the notice) becomes aware of such Downgrade Event (any such notice a "Downgrade Notice"), request that the Account Party and the Guarantor use reasonable commercial efforts to replace such Lender as a party to this Agreement pursuant to Section 2.02(k) as soon as possible. If such Lender is not so replaced within 45 days after receipt by the Account Party of such Downgrade Notice, then (x) if no Default exists and such Downgraded Lender has not exercised its right to remain a Lender hereunder pursuant to clause (y) below, the following shall occur concurrently: (A) the aggregate Participated Commitments shall be reduced by the amount of the Participated Commitment of such Downgraded Lender, (B) the Account Party shall pay all amounts owed to such Downgraded Lender hereunder or in connection herewith, (C) if, upon the reduction of the Participated Commitments under clause (A) above and the payment under clause (B) above, the Available Amount of all Participated Letters of Credit would exceed the aggregate amount of the Participated Commitments, then the Account Party will use its best efforts to eliminate such excess by causing the Available Amount under one or more Letters of Credit to be reduced to the extent necessary to eliminate such excess; provided, however, that, in the event that the Account Party is unable to eliminate such excess, the Account Party shall deposit in the L/C Cash Deposit Account cash collateral in an amount equal to such excess, and (D) upon completion of the events in (A), (B) and (C) above, such Downgraded Lender shall cease to be a party to this Agreement or (y) if a Default exists or, not later than 30 days after receipt of such Downgrade Notice, such Downgraded Lender notifies the Account Party, Wachovia and the Agent that such Downgraded Lender elects to provide (in a manner reasonably satisfactory to the Agent) cash collateral to the Agent for (or if such Downgraded Lender is unable, without regulatory approval, to provide cash collateral, a letter of credit reasonably satisfactory to the Agent covering) its contingent obligations to reimburse Wachovia for its Participated Commitment, such Downgraded Lender shall be obligated to (and each Lender agrees that in such circumstances it will) deliver to the Agent (I) immediately, cash collateral (or, as aforesaid, a letter of credit) in an amount equal to its Participated Commitments and (II) from time to time thereafter (so long as it is a Downgraded Lender), cash collateral (or, as aforesaid, a letter of credit) sufficient to cover any increase in its Participated Commitments as a result of any proposed issuance of or increase in a Participated Letter of Credit. Any funds provided by a Downgraded Lender for such purpose shall be maintained in segregated deposit accounts in the name of Wachovia at the Agent's principal offices in the United States (each a "Downgrade Account"). The funds so deposited in any Downgrade Account (or any drawing under such a letter of credit) shall be used only in accordance with the following provisions of this
Section 2.02(j).

            (ii) If any Downgraded Lender shall be required to fund its participation in a payment under a Participated Letter of Credit pursuant to
Section 2.02(e), then the Agent shall apply the funds deposited in the applicable Downgrade Account by such Downgraded Lender (or any drawing under such a letter of credit) to fund such participation. The deposit of funds in a Downgrade Account by any Downgraded Lender (or any drawing under such a letter of credit) shall not constitute a Participated Reimbursement Obligation (and the Downgraded Lender shall not be entitled to interest on such funds except as provided in Section 2.02(j)(iii) below) unless and until (and then only to the extent that) such funds (or any drawing under such a letter of credit) are used by the Agent to fund the participation of such Downgraded Lender pursuant to the first sentence of this Section 2.02(j)(ii).

            (iii) Funds in a Downgrade Account shall be invested in such investments as may be agreed between the Agent and the applicable Downgraded Lender, and the income from such investments shall be distributed to such Downgraded Lender from time to time as agreed between the Agent and such Downgraded Lender. The Agent will (x) from time to time, upon request by a Downgraded Lender, release to such Downgraded Lender any amount on deposit in the applicable Downgrade Account in excess of the Participated Commitments of such Downgraded Lender (or, if applicable, not draw under any such letter of credit in excess of the Participated Commitments of such Downgraded Lender) and
(y) upon the earliest to occur of (A) the effective date of any replacement of such Downgraded Lender as a party hereto pursuant to an Assignment and Acceptance, (B) the termination of such Downgraded Lender's Participated Commitment pursuant to Section 2.02(j)(i) or (C) the first Business Day after receipt by the Agent of evidence (reasonably satisfactory to the Agent) that such Lender is no longer a Downgraded Lender, release to such Lender all amounts on deposit in the applicable Downgrade Account (or, if applicable, return such letter of credit to such Lender for cancellation).

            (iv) At any time any Downgraded Lender is required to maintain cash collateral with the Agent pursuant to this Section 2.02(j), Wachovia shall have no obligation to issue or increase any Participated Letter of Credit unless such Downgraded Lender has provided sufficient funds as cash collateral (or a letter of credit satisfactory to Wachovia, as aforesaid) to the Agent to cover all Participated Commitments of such Downgraded Lender (including in respect of the Participated Letter of Credit to be issued or increased).

            (k) Replacement of Downgraded Lender. At any time any Lender is a Downgraded Lender, the Account Party or Wachovia, as Issuing Bank with respect to Participated Letters of Credit, may replace such Downgraded Lender as a party to this Agreement to the extent of the Downgraded Lender's Participated Commitment with one or more Eligible Assignees, and upon notice from the Account Party such Downgraded Lender shall assign pursuant to an Assignment and Acceptance, and without recourse or warranty, its Participated Commitment, its participation in, and rights and obligations with respect to, Participated Letters of Credit, and all of its other rights and obligations hereunder to such Eligible Assignee or Eligible Assignees for a purchase price equal to the sum of the principal amount of the Participated Commitments so assigned, all accrued and unpaid interest thereon, such Downgraded

Lender's Ratable Share of all accrued and unpaid fees payable pursuant to
Section 2.03 and all other obligations owed to such Downgraded Lender hereunder, in each case to the extent such fees and other obligations relate to Participated Letters of Credit.

            (l) Receipt of NAIC Approval. If a Lender which did not have NAIC approval on the date it became a party to this Agreement shall receive or obtain such approval thereafter (a "Subsequent-NAIC Lender"), the Account Party, the Guarantor, such Subsequent-NAIC Lender and the other Lenders hereby agree that
(i) (A) if such Subsequent-NAIC Lender is not a Downgraded Lender, such Subsequent-NAIC Lender shall automatically be deemed to have a Syndicated Commitment for Syndicated Letters of Credit in an amount equal to its Unused Commitment, and (B) if such Subsequent-NAIC Lender is a Downgraded Lender, the provisions of Section 2.02(j) shall apply and, in each case, it shall thereafter cease to have a Participated Commitment to the extent of such Unused Commitment, and (ii) to the extent Participated Letters of Credit are outstanding, effective on the date that the Beneficiaries agree to an amendment to any Participated Letter of Credit such that an amount equal to the Ratable Share thereof of the Subsequent-NAIC Lender is removed from such Participated Letter of Credit (and the Account Party and the Guarantor agree to use all commercially reasonable efforts to cause such amendment to be executed by the Beneficiaries and any necessary regulatory approvals to be obtained at the earliest possible date), the aggregate Participated Commitments and Participated Letters of Credit, respectively, shall be automatically reduced by an amount equal to the Subsequent-NAIC Lender's Participated Commitments and such Subsequent-NAIC Lender shall be automatically deemed to have a Syndicated Commitment in an amount equal to each reduction in its Participated Commitment; provided that, if, upon the reduction of the Participated Commitments, the Available Amount of all Letters of Credit would exceed the aggregate amount of the Commitments, then the Account Party will immediately eliminate such excess by causing the Available Amount under one or more Letters of Credit to be reduced.

            SECTION 2.03. Fees. (a) Facility Fee. The Guarantor, on behalf of the Account Party, agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment (whether or not utilized) from (and including) the Closing Date in the case of each Initial Lender and from (and including) the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the later of the Termination Date and the payment in full of all obligations hereunder at a rate per annum equal to the Applicable Margin for Facility Fees in effect from time to time, payable (for the period commencing on the Closing Date) in arrears quarterly on the last day of each March, June, September and December, commencing on the first end-of-quarter date after the Closing Date, and on the Termination Date. For purposes of this Section 2.03(a), from and after the Termination Date, each Lender's Commitment shall be deemed to be in an amount equal to its Ratable Share of the sum of (i) the Available Amount, if any, of the Letters of Credit plus (ii) the aggregate principal amount of the L/C Disbursements for which reimbursement has not been received.

            (b) Letter of Credit Fees. (i) The Guarantor, on behalf of the Account Party, shall pay to the Agent for the account of each Issuing Bank a commission on such Issuing Bank's Ratable Share of the average daily aggregate Stated Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin in effect from time to time for Letter of Credit Fees payable in arrears quarterly on the last day of each March, June, September and December, commencing with the first end-of-quarter date after the Closing Date, and on the Termination Date; provided that such Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default for any days for which the Account Party is required to pay default interest pursuant to Section 2.07(b).

            (ii) The Guarantor, on behalf of the Account Party, shall pay to each Issuing Bank, for its own account in the case of Issuing Banks of Participated Letters of Credit, a fronting fee and, in the case of any Issuing Bank, such other commissions, issuance fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Account Party and such Issuing Bank shall agree.

            (c) Agent's Fees. The Guarantor, on behalf of the Account Party, shall pay to the Agent for its own account such fees as may from time to time be agreed between the Guarantor and the Agent.

            (d) Ticking Fee. If the Closing Date shall not have occurred by June 30, 2005, the Guarantor shall pay to the Agent for the account of each Lender a ticking fee equal to 0.07% per annum on the aggregate amount of the Commitments for the period from and after June 30, 2005, payable ratably to each Lender in accordance with such Lender's Commitment in arrears quarterly and on the earlier of (a) the Closing Date and (b) the termination of each Lender's Commitments.

            SECTION 2.04. Termination or Reduction of the Commitments. The Account Party shall have the right, upon at least three (3) Business Days' notice to the Agent, to terminate or cancel in whole or permanently reduce ratably in part the Unused Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Once terminated or reduced, the Unused Commitments may not be reinstated.

            SECTION 2.05. Repayment of L/C Disbursements and Letter of Credit Drawings. (a) The Account Party shall repay to the Agent for the ratable account of the Lenders on the first Business Day after each drawing under a Letter of Credit the aggregate principal amount of the L/C Disbursements relating to such Letter of Credit.

            (b) The obligations of the Account Party to reimburse with respect to a L/C Disbursement under any Letter of Credit and of any Lenders with a Participated Commitment to reimburse Wachovia with respect to any L/C Disbursement under any Participated Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Agreement under all circumstances, including, without limitation, the following circumstances:

            (i) any lack of validity or enforceability of this Agreement, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

            (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Account Party in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

            (iii) the existence of any claim, set-off, defense or other right that the Account Party may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

            (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

            (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Account Party in respect of the L/C Related Documents; or

            (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Account Party, the Guarantor or a guarantor, other than as may be expressly set forth in this Agreement.

            SECTION 2.06. Existing Letters of Credit. Subject to Section 3.03, the Account Party and the Lenders agree that, as of the Closing Date, each Existing Letter of Credit issued for the account of the Account Party under the Existing L/C Agreement and set forth on Schedule 2.06 on the Closing Date will be deemed continued for the account of the Account Party under this Agreement as of the date of the issuance thereof.

            SECTION 2.07. Interest. (a) Scheduled Interest. The Account Party shall pay interest on the unpaid amount of each Reimbursement Obligation owing to each Lender from the date of each L/C Disbursement until such amount shall be paid in full as specified in Section 2.01(g)(ii) or Section 2.02(f)(ii), as applicable.

            (b) Default Interest with Respect to L/C Disbursements. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Account Party to pay interest ("Default Interest") on (i) the unpaid reimbursement amount with respect to each L/C Disbursement owing to each Lender, payable in arrears from time to time as demanded and on the date such reimbursement amount is paid in full, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such L/C Disbursement pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be L/C Disbursements pursuant to clause (a) above; provided, however, that following acceleration pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

            SECTION 2.08. Interest Rate Determination. The Agent shall give prompt notice to the Account Party and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a) or (b).

            SECTION 2.09. Collateralization/Prepayments of Reimbursement Obligations. (a) The Account Party may collateralize or prepay the Reimbursement Obligations with respect to L/C Disbursements in whole or ratably in part, together with accrued interest thereon to the date of such collateralization or prepayment by depositing funds into the L/C Cash Deposit Account as cash collateral; provided, however, that each collateralization or partial prepayment shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

            (b) On each date that (i) the sum of (A) the aggregate amount of the Lenders' L/C Exposures plus the aggregate amount of the unreimbursed L/C Disbursements less (B) amounts on deposit in the L/C Cash Deposit Account exceeds (ii) the aggregate Commitments, the Account Party and/or the Guarantor shall pay to the Agent for the benefit of the Lenders in same day funds for deposit in the L/C Cash Deposit Account, an amount equal to such excess. Such funds shall be applied or disbursed in accordance with Section 6.02, in all cases as if Section 6.02 applied thereto.

            SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), after the Effective Date, there shall be any increase in the cost to any Lender of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Account Party shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Account Party and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

            (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) enacted, made or becoming effective after the Effective Date affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Account Party shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation for any reduced rate of return associated with such increase in capital in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to issue or participate in Letters of Credit hereunder. A certificate as to such amounts submitted to the Account Party and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

            (c) If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations contemplated in this Agreement or to make any L/C Disbursements in accordance with such Lender's Commitment, (i) such Lender shall promptly notify the Agent upon becoming aware of that event; (ii) upon the Agent notifying the Account Party and the Guarantor, the Commitment of such Lender will be immediately cancelled; and (iii) with respect to Syndicated Letters of Credit, such Lender shall be deemed to be a Non-NAIC Lender and the provisions of Section 2.01(j) shall apply or, with respect to Participated Letters of Credit, such Lender shall be deemed to be a Downgraded Lender and the provisions of Section 2.02(j) shall apply.

            (d) Failure or delay of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Account Party shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more that 30 days prior to the date that such Lender notifies the Account Party of the circumstances giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor.

            (e) In the event that any Lender demands payment of material costs or material additional amounts pursuant to this Section 2.10 or Section 2.12, then (subject to such Lender's right to rescind such demand or assertion within 10 days after the notice from the Account Party referred to below) the Account Party may, so long as no Event of Default has occurred and is continuing and so long as such costs or additional amounts are materially more than those charged by other Lenders and so long as the Beneficiaries agree to the assignment below (and the Account Party and the Guarantor agree to use all commercially reasonable efforts to cause the Beneficiaries to agree to such assignment at the earliest possible date), upon 20 days' prior written notice to such Lender and the Agent, elect to cause such Lender to assign its Commitment in full to one or more Persons selected by the Account Party so long as (a) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Agent, (b) such Lender receives payment in full in cash of any outstanding L/C Disbursements made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (c) each such Lender assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 9.07.

            SECTION 2.11. Payments and Computations. (a) The Guarantor and, for the period from and after the Closing Date, the Account Party shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 2:00 p.m. (Charlotte, North Carolina time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Sections 2.01, 2.02, 2.10, 2.12 or 9.04) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

            (b) The Guarantor and, for the period from and after the Closing Date, the Account Party hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Guarantor's and the Account Party's accounts, as applicable, with such Lender any amount so due.

            (c) All computations of interest, fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

            (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be.

            (e) Unless the Agent shall have received notice from (i) the Guarantor or (ii) from the period from and after the Closing Date, the Guarantor or the Account Party prior to the date on which any payment owed by the Guarantor or the Account Party, as the case may be, is due to the Lenders hereunder that the Guarantor or the Account Party, as the case may be, will not make such payment in full, the Agent may assume that the Guarantor or the Account Party, as the case may be, has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Guarantor or the Account Party, as the case may be, shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

            SECTION 2.12. Taxes. (a) Any and all payments by the Account Party or the Guarantor, as the case may be, to or for the account of any Lender or the Agent hereunder or any other documents to be delivered hereunder shall be made, in accordance with Section 2.11 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as "Taxes"). If the Account Party or the Guarantor, as the case may be, shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made (the "Original Sum"), (ii) the Account Party or the Guarantor, as the case may be, shall pay to the Lender or the Agent, as the case may be, an amount equal to the Original Sum and (iii) the Guarantor shall pay an amount equal to the full amount of such deductions to the relevant taxation authority or other authority in accordance with applicable law.

            (b) In addition, the Guarantor shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other documents to be delivered hereunder (hereinafter referred to as "Other Taxes").

            (c) The Guarantor shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor accompanied by evidence of the imposition or payment of the applicable Taxes or Other Taxes.

            (d) Within 30 days after the date of any payment of Taxes, the Account Party or the Guarantor, as the case may be, shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or any other documents to be delivered hereunder by or on behalf of the Account Party or the Guarantor, as the case may be, through an account or branch outside the United States or by or on behalf of the Account Party or the Guarantor, as the case may be, by a payor that is not a United States person, if the Account Party determines that no Taxes are payable in respect thereof, the

Account Party or the Guarantor, as the case may be, shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

            (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Account Party or the Guarantor, as the case may be, (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Account Party or the Guarantor, as the case may be, with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date and the Lender assignee is similarly entitled under United States federal law and regulations relating to withholding tax, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Account Party or the Guarantor, as the case may be, and shall not be obligated to include in such form or document such confidential information.

            (f) For any period with respect to which a Lender has failed to provide the Account Party or the Guarantor, as the case may be, with the appropriate form, certificate or other document described in Section 2.12(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection
(e) above), such Lender shall not be entitled to indemnification under Section 2.12(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Account Party or the Guarantor, as the case may be, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

            SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the obligations owing to it hereunder (other than in connection with a payment in respect of an L/C Disbursement made by an Issuing Bank pursuant to Section 2.01(g) 2.02(f), 2.10, 2.12 or 9.04(c)) in excess of its Ratable Share of payments on account of the L/C Disbursements obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Account Party agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Account Party in the amount of such participation.

            SECTION 2.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Account Party to such Lender resulting from each L/C Disbursement applicable to such Lender from time to time, including the amount of Reimbursement Obligations and interest payable and paid to such Lender from time to time hereunder in respect of L/C Disbursements.

            (b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each applicable L/C Disbursement made under a Letter of Credit, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any Reimbursement Obligation or interest due and payable or to become due and payable from the Account Party to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Account Party hereunder and each Lender's share thereof.

            (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Account Party to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Account Party under this Agreement.

            SECTION 2.15. Use of Proceeds. The Letters of Credit shall be available (and the Account Party agrees that it shall use such Letters of Credit) solely to support the reinsurance provided from time to time by the Account Party to the Beneficiaries.

                                  ARTICLE III
                    CONDITIONS TO EFFECTIVENESS AND ISSUANCES

            SECTION 3.01. Conditions.

            (a) Conditions Precedent to Effectiveness of Sections 2.03(d) and
2.11 and Articles VIII and IX. Sections 2.03(d) and 2.11 and Articles VIII and IX of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

            (i) The Account Party shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

            (ii) The Guarantor, on behalf of the Account Party, shall have paid all accrued fees and expenses of the Agent and the Arrangers (including the reasonable accrued fees and expenses of counsel to the Agent and the Arrangers for which a statement has been rendered).

            (iii) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender certificates signed by a duly authorized officer of the Account Party and the Guarantor, as the case may be, dated the Effective Date, stating that:

                  (A) The representations and warranties contained in Sections
            4.01 and 4.02 (other than the representations and warranties contained in Sections 4.01(c) and 4.02(b)(i), (b)(ii)(x) and
            (b)(iii)) are correct on and as of the Effective Date; provided, however, that the definitions of "Affiliate", "Subsidiary" and "Significant Subsidiary" shall not, when applied with respect to the Guarantor, include the Account Party or the Beneficiaries, and

                  (B) No event that would constitute an Event of Default under
            Section 6.01(e), if such Section 6.01(e) were effective, has occurred and is continuing.

            (iv) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

                  (A) Certified copies of the applicable portions of the Bylaws of the Guarantor and the Account Party and resolutions of the Board of Directors of the Account Party and the Guarantor authorizing or approving this Agreement, and of all documents evidencing other necessary corporate action, if any, with respect to this Agreement.

                  (B) A certificate of the Secretary or an Assistant Secretary of each of the Account Party and the Guarantor certifying the names and true signatures of the officers of the Account Party or the Guarantor, as the case may be, authorized to sign this Agreement and the other documents to be delivered hereunder.

                  (C) Favorable opinions of counsel for the Account Party and the Guarantor, as the case may be, in form and substance satisfactory to the Agent.

                  (D) Delivery of fully executed copies of this Agreement and all other L/C Related Documents.

            (b) Conditions Precedent to Effectiveness of Balance of Agreement. The balance of the provisions of this Agreement, including the full amendment and restatement of the Existing L/C Agreement, the actual continuation of the Existing Letters of Credit as Letters of Credit under this Agreement, the liability of the Guarantor, the obligations of the Lenders to issue new Letters of Credit under this Agreement and the release of the Existing Guarantor, are subject to the prior or concurrent satisfaction of the following conditions precedent:

            (i) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall be in effect, and no law or regulation shall be applicable that in the reasonable judgment of the Lenders restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

            (ii) The Closing Date shall have occurred.

            (iii) On the Closing Date, the following statements shall be true and the Agent shall have received for the account of each Lender certificates signed by a duly authorized officer of the Account Party and the Guarantor, as the case may be, dated the Closing Date, stating that:

                  (A) No Event of Default has occurred and is continuing, or no event has occurred and is continuing that with the giving of notice or lapse of time or both would constitute an Event of Default.

                        (B) The representations and warranties contained in
            Sections 4.01(c) and 4.02(b)(i), (b)(ii)(x) and (b)(iii) are true and correct on and as of the Closing Date; provided, however, that the definitions of "Affiliate", "Subsidiary" and "Significant Subsidiary" shall not, when applied with respect to the Guarantor, include the Account Party or the Beneficiaries.

            (iv) The Agent shall have received on or before the Closing Date favorable opinions of counsel for the Account Party and the Guarantor, as the case may be, in form and substance satisfactory to the Agent, stating that (A) the execution and delivery of the Agreement do not, and performance by the Account Party and the Guarantor of their obligations under the Agreement will not, violate applicable provisions of law and (B) the Account Party and the Guarantor are not, except as may be set forth in such opinions, required to obtain any approvals from or make any filings with governmental bodies in connection with the execution, delivery and performance of the obligations of the Account Party and the Guarantor under the Agreement.

            (v) The Guarantor, on behalf of the Account Party, shall have paid all accrued fees and expenses of the Agent and the Arrangers (including any accrued and unpaid ticking fees described in Section 2.03(d) and the reasonable accrued fees and expenses of counsel to the Agent and the Arrangers for which a statement has been rendered).

            SECTION 3.02. Conditions Precedent to Each Issuance. The obligation of each Issuing Bank to issue any Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred, the Closing Date shall have occurred and on the date of such issuance the following statements shall be true (and each of the giving of the applicable Notice of Issuance and the acceptance by the Account Party or a Beneficiary of such Letter of Credit, each renewal, extension or amendment of a Letter of Credit shall constitute a representation and warranty by the Account Party that on the date of such issuance, renewal extension or amendment such statements are true as though made on such date):

            (a) the representations and warranties contained in Article IV (except the last sentence of Section 4.01(e), Section 4.01(f), Section 4.02(d), Section 4.02(f) and Section 4.02(g)) are correct on and as of such date, before and after giving effect to such issuance and to the application of the proceeds therefrom, as though made on and as of such date, and

            (b) no event has occurred and is continuing, or would result from such issuance, that constitutes a Default or an Event of Default.

            SECTION 3.03. Reallocation and Assignment of Obligations with Respect to Existing Letters of Credit. The credit extensions and commitments made by the Existing Lenders and outstanding pursuant to the Existing L/C Agreement shall be assigned without recourse and re-allocated among the Lenders so that, and the L/C Disbursements and Commitments shall be made by the Lenders pursuant to this Agreement so that, from and after the Closing Date, the respective Commitments of the Lenders shall be in accordance with Schedule II hereto; provided that any Existing Lender that shall not become a Lender hereunder shall execute a Departing Lender Consent substantially in the form of Exhibit C hereto. Existing Letters of Credit issued by the Existing Lenders and any existing L/C Disbursements shall, effective as of the Closing Date, be evidenced and governed by this Agreement and the other L/C Related Documents. Furthermore, as of the Closing Date, all actions that are necessary, as a result of the actions taken pursuant to the preceding two sentences, to replace any Existing Letters of Credit because of changes in the amounts available thereunder or changes in the Lenders whose several obligations are represented by any given Syndicated Letter of Credit, including, without limitation, obtaining any necessary regulatory approvals or consents of the Beneficiaries, shall have been taken.

            SECTION 3.04. Effect of this Agreement. This Agreement amends and restates the Existing L/C Agreement in its entirety and is entitled to the benefit of all existing L/C Related Documents. Any reference in any other L/C Related Document to the "Credit Agreement," "thereunder," "therein," "thereof" or words of like import referring to the Existing L/C Agreement shall, from and after the Closing Date, mean and refer to this Agreement. Any reference in any other L/C Related Document to the "obligations" or any similar term including or referencing obligations under the Existing L/C Agreement shall, from and after the Closing Date, include and reference the obligations under in this Agreement. All obligations under the Existing L/C Agreement and the other L/C Related Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and each other L/C Related Documents, it being agreed and understood by the parties hereto that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any obligation under the Existing L/C Agreement or any other L/C Related Document except as expressly modified by this Agreement, nor, except as expressly provided herein, does it operate as a waiver of any right, power or remedy of any Lender under any L/C Related Document. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other L/C Related Document, the terms and provisions of this Agreement shall govern.

            SECTION 3.05. Release of Existing Guarantor. It is understood and agreed that any and all obligations of the Existing Guarantor with respect to the Existing L/C Agreement are, effective as of the Closing Date, released in full and the Existing Guarantor shall thereupon cease to be a party thereto.

            SECTION 3.06. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Account Party, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Account Party and the Lenders of the occurrence of the Effective Date.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

            SECTION 4.01. Representations and Warranties of the Account Party. The Account Party represents and warrants as follows:

            (a) The Account Party is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina.

            (b) The execution, delivery and performance by the Account Party of this Agreement and the consummation of the transactions contemplated hereby to be consummated by the Account Party are within the Account Party's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Account Party's charter or by-laws or (ii) law or any material contractual restriction contained in any material Debt instrument or, to the Account Party's knowledge, any other material contractual restriction, binding on or affecting the Account Party.

            (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body that has not already been obtained is required for the due execution, delivery and performance by the Account Party of this Agreement.

            (d) This Agreement has been duly executed and delivered by the Account Party. This Agreement is the legal, valid and binding obligation of the Account Party enforceable against the Account Party in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and general principles of equity.

            (e) The Consolidated balance sheets of the Beneficiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, together with the Statutory Statements of such Persons as of such date, duly certified by the chief financial officer of such Persons, copies of all of which have been furnished to each Lender, fairly present, subject, in the case of said interim statements to year-end audit adjustments, the Consolidated financial condition of such Persons as at such dates and the Consolidated results of the operations of such Persons for the periods ended on such respective dates, all in accordance with GAAP consistently applied or SAP, as the case may be. As of the Effective Date, there has been no Material Adverse Change since December 31, 2004.

            (f) There is no pending or, to the knowledge of the Account Party, threatened action, suit, investigation, litigation or proceeding affecting the Account Party or any Subsidiary of the Account Party before any court, governmental agency or arbitrator that (i) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or (ii) as of the Effective Date, would be reasonably expected to result in a Material Adverse Change.

            (g) The Account Party is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no Letter of Credit or the proceeds of any L/C Disbursement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value (as determined by any reasonable method) of the assets of the Account Party is represented by margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

            (h) The Account Party is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            (i) None of the financial statements, certificates or other information furnished by or on behalf of the Account Party to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) at the time furnished contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Guarantor and the Account Party represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

            (j) None of the Account Party or any Beneficiary is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii)(A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from any Letters of Credit will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

            SECTION 4.02. Representations and Warranties of the Guarantor. The Guarantor represents and warrants as follows:

            (a) The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

            (b) The consummation of the transactions contemplated hereby to be consummated by the Guarantor (i) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate (x) any applicable law, regulation or order of any Governmental Authority, except for violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, or (y) any charter, by laws or other organizational documents of the Guarantor, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Guarantor or its assets, or give rise to a right thereunder to require any payment to be made by any Guarantor and (iv) is within the Guarantor's corporate powers and has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            (c) The Guarantor has heretofore furnished to the Lenders its audited Consolidated balance sheet and statements of earnings, equity and cash flows as of and for the fiscal year ended December 31, 2004, reported on by independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Guarantor and its Consolidated Subsidiaries, as of the date thereof and for such fiscal year, in accordance with GAAP.

            (d) The Guarantor and each of its Significant Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

            (e) The Guarantor and each of its Significant Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Guarantor and each of its Significant Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

            (f) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Significant Subsidiaries (i) as to which there would reasonably be expected to be an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change (other than the Disclosed Matters) or (ii) that involve this Agreement or the transactions contemplated herein.

            (g) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, neither the Guarantor nor any of its Significant Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

            (h) The Guarantor and its Significant Subsidiaries are each in compliance with all laws, regulations and orders of any Governmental Authority applicable to them or their respective property and all indentures, agreements and other instruments binding upon them or their respective property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change. No Default has occurred and is continuing.

            (i) The Guarantor is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. The Guarantor is not a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            (j) The Guarantor and its Subsidiaries have each timely filed or caused to be filed all tax returns and reports required to have been filed and have paid or caused to be paid all taxes, assessments and governmental charges or levies imposed upon them or upon their respective property required to have been paid by it, except (i) all taxes, assessments and governmental charges or levies imposed upon them or upon their respective property that are being contested in good faith by appropriate proceedings and for which Guarantor or any Subsidiary, as applicable, has set aside on its books adequate reserves or
(ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change.

            (k) Each Plan and, to the knowledge of the Guarantor, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law, and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Change.

            (l) None of the reports, financial statements, certificates or other information concerning the Guarantor furnished by or on behalf of the Guarantor to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), including the Information Memorandum insofar as information regarding the Guarantor is concerned, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

            (m) None of the Guarantor or any other Subsidiary of the Guarantor is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or
(ii)(A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from any Letters of Credit will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

            (n) As of the Closing Date, the Beneficiaries and the Account Party are direct or indirect wholly-owned Subsidiaries of the Guarantor.

                                   ARTICLE V
                COVENANTS OF THE ACCOUNT PARTY AND THE GUARANTOR

            SECTION 5.01. Affirmative Covenants. So long as any L/C Disbursement shall remain unpaid or any Lender shall have any Commitment hereunder, the Account Party and the Guarantor will:

            (a) Compliance with Laws. Comply, and cause each of their Significant Subsidiaries to comply, with all laws, rules, regulations and orders of any Governmental Authority applicable to the Account Party, the Guarantor or their Significant Subsidiaries or their respective property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

            (b) Payment of Taxes, Etc. Pay, and cause each of their Significant Subsidiaries to pay, their obligations, including all taxes, assessments and governmental charges or levies imposed upon it or upon its property, that, if not paid, would reasonably be expected to result in a Material Adverse Change before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Account Party, the Guarantor or such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Change.

            (c) Maintenance of Insurance. (i) Keep and maintain, and cause each of their Significant Subsidiaries to keep and maintain, subject to Section 5.02(b), all property material to the conduct of their business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, and cause each of their Significant Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of a similar size and credit rating engaged in the same or similar businesses operating in the same or similar locations.

            (d) Preservation and Maintenance of Corporate Existence, Etc. Preserve, renew and keep, and cause each of their Significant Subsidiaries to preserve, renew and keep, in full force and effect their legal existence and the rights, licenses, permits, privileges and franchises relating to the conduct of its business, other than those which, in each case, would not reasonably be expected to result in a Material

Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under
Section 5.02(b).

            (e) Keeping of Books. Keep, and cause each of their Significant Subsidiaries to keep, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to their business and activities. The Account Party and the Guarantor will, and will cause each of their Significant Subsidiaries to, permit any representative designated by the Agent (and, if a Default shall have occurred and be continuing, any representatives reasonably designated by any Lender), upon reasonable prior notice, to visit and inspect their properties, to examine and make extracts from their books and records, and to discuss its affairs, finances and condition (insofar as they relate to this Agreement) with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

            (f) Notices of Defaults. Furnish to the Agent and each Lender prompt written notice of the occurrence of any Default. Each such notice shall be accompanied by a statement of a Financial Officer or other executive officer of the Guarantor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            (g) Reporting Requirements. Furnish to the Agent (which shall promptly furnish the same, whether by electronic posting or otherwise, to the Lenders):

            (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of: (1) to the extent prepared by a Beneficiary, the Consolidated balance sheet of each such Beneficiary as of the end of such quarter and Consolidated statements of income and cash flows of each such Beneficiary for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or a senior financial officer of such Beneficiary as having been prepared in accordance with GAAP and (2) the Account Party, a copy of the balance sheet of the Account Party, as of the end of such quarter and the related statements of income and surplus of the Account Party for such fiscal period, in the form filed with the relevant Insurance Regulatory Authority and prepared in accordance with GAAP with such modifications as shall have been approved by the South Carolina Department of Insurance, duly certified by the chief financial officer or a senior financial officer of the Account Party as having been prepared in accordance with GAAP with such modifications as shall have been approved by the South Carolina Department of Insurance and a certificate of a senior financial officer of the Account Party as to compliance with the terms of this Agreement;

            (ii) as soon as available in any event within 45 days after the end of each of the first three quarters of each fiscal year (and 90 days after the end of each fiscal year), to the extent prepared by a Beneficiary, a copy of the statutory balance sheet as of the end of such fiscal quarter or fiscal year and the related Statutory Statements of income and surplus for such fiscal period of such Beneficiary, in the form filed with the relevant Insurance Regulatory Authority and prepared in accordance with SAP, reported on by the chief financial officer or a senior financial officer of such Beneficiary;

            (iii) as soon as available and in any event within 90 days after the end of each fiscal year: (1) to the extent prepared by a Beneficiary, a copy of the Consolidated balance sheet of such Beneficiary as of the end of such fiscal year and Consolidated statements of income and cash flows of such Beneficiary for such fiscal year, together with the related consolidated statements of income and changes in shareholder's equity for the fiscal year then ended, in each case accompanied by an unqualified audit report of one of the "big four" independent public accountants of nationally ranked standing; and (2) the Account Party, a copy of the balance sheet of the Account Party as of the end of such fiscal year and statements of income and cash flows of the Account Party for such fiscal year, in each case accompanied by an unqualified (except for modifications as shall have been approved by the South Carolina Department of Insurance) audit report of one of the "big four" independent public accountants of nationally ranked standing and a certificate of the chief financial officer or a senior financial officer of the Account Party certifying as to such financial statements and as to compliance with the terms of this Agreement, all in accordance with GAAP with such modifications as shall have been approved by the South Carolina Department of Insurance;

            (iv) (1) as soon as available and in any event within 75 days (or, in the case of fiscal years ending on or after December 15, 2005, 60 days or such other period as may be prescribed under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder) after the end of each fiscal year of the Guarantor, copies of the Guarantor's annual report on Form 10-K as filed with the SEC for such fiscal year; (2) as soon as available, but not later than 40 days (or, in the case of fiscal quarters ending on or after December 15, 2005, 35 days or such other period as may be prescribed under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder) after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, copies of the Guarantor's quarterly report on Form 10-Q as filed with the SEC for such fiscal quarter, it being understood that, in each case, the Agent shall be entitled to rely on any certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, as amended, by the chief financial officer of the Guarantor that accompanies such annual and quarterly reports; and (3) concurrently with any delivery of financial statements under this clause (except as to clause (y) herein), a certificate of a Financial Officer of the Guarantor (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with Section 5.03(a) and Section 5.03(b) and (z) stating whether any change in GAAP or SAP, as the case may be, or in the application thereof has occurred since the date of the most recently delivered financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

            (v) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or senior financial officer of the Account Party setting forth details of such Default and the action that the Account Party has taken and proposes to take with respect thereto;

            (vi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Guarantor or any of its Significant Subsidiaries of the type described in Section 4.01(f)(i); and

            (vii) such other information in respect of the Guarantor or any of its Significant Subsidiaries as any Lender through the Agent may from time to time reasonably request.

            SECTION 5.02. Negative Covenants. So long as any L/C Disbursement shall remain unpaid or any Lender shall have any Commitment hereunder, neither the Account Party nor the Guarantor will:

            (a) Liens, Etc. Create or suffer to exist, or permit any of the Guarantor's Significant Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign for collateral purposes, or permit any of its Significant Subsidiaries to assign for collateral purposes, any right to receive income, other than:

            (i) Permitted Liens;

            (ii) any Lien existing on any property or asset prior to the acquisition thereof by the Account Party, the Guarantor, any of the Guarantor's Significant Subsidiaries or any of their respective Subsidiaries; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Account Party, the Guarantor, such Significant Subsidiary or such other Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition;

            (iii) Liens on assets acquired, constructed or improved by the Account Party, the Guarantor, such Significant Subsidiary or any of their respective Subsidiaries; provided that (1) such Liens and the Debt secured thereby are incurred prior to or within 360 days after such acquisition or the completion of such construction or improvement, (2) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such assets, and (3) such Liens shall not apply to any other property or assets of the Account Party, the Guarantor, such Significant Subsidiary or such Subsidiary;

            (iv) Liens on any property or assets of any Person existing at the time such Person is merged or consolidated with or into the Account Party, the Guarantor, such Significant Subsidiary or any of their respective Subsidiaries and not created in contemplation of such event;

            (v) Liens on any real property securing Debt in respect of which (1) the recourse of the holder of such Debt (whether direct or indirect and whether contingent or otherwise) under the instrument creating the Lien or providing for the Debt secured by the Lien is limited to such real property directly securing such Debt and (2) such holder may not under the instrument creating the Lien or providing for the Debt secured by the Lien collect by levy of execution or otherwise against assets or property of the Account Party, the Guarantor or such Significant Subsidiary (other than such real property directly securing such Debt) if the Account Party, the Guarantor or such Significant Subsidiary fails to pay such Debt when due and such holder obtains a judgment with respect thereto, except for recourse obligations that are customary in "non-recourse" real estate transactions;

            (vi) Liens arising out of Securities Transactions entered into in the ordinary course of business and on ordinary business terms;

            (vii) Structured Transaction Liens;

            (viii) Liens arising out of Asset Securitizations;

            (ix) Liens arising out of any real estate sale/leaseback transactions;

            (x) Liens arising in connection with Swap Contracts;

            (xi) Liens on securities owned by the Guarantor, any of its Significant Subsidiaries or any Subsidiary thereof that are pledged to the Federal Home Loan Bank Board, (the "FHLBB") to secure loans made by the FHLBB to the Guarantor in the ordinary course of business and on ordinary business terms;

            (xii) Liens not otherwise permitted by the foregoing clauses of this
      Section 5.02 arising in the ordinary course of business of the Guarantor or any of its Significant Subsidiaries that do not secure any Debt; provided that the obligations secured by such Liens shall not exceed in the aggregate $3,000,000,000 at any one time outstanding;

            (xiii) Liens on assets held in Separate Accounts;

            (xiv) Liens not otherwise permitted by the foregoing clauses of this
      Section 5.02; provided that the aggregate principal amount of the Debt secured by such Liens shall not exceed $4,000,000,000 at any one time outstanding; and

            (xv) any extension, renewal or replacement of the foregoing; provided that the Liens permitted hereunder shall not be spread to cover any additional Debt or assets (other than a substitution of like assets) unless such additional Debt or assets would have been permitted in connection with the original creation, incurrence or assumption of such Lien.

            (b) Mergers, Consolidations and Sales of Assets. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (excluding (i) assets sold or disposed of in the ordinary course of business and (ii) sales of assets between or among the Guarantor and its direct and indirect wholly-owned Subsidiaries), or liquidate or dissolve; provided, however, that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) any Subsidiary of the Guarantor may merge into the Guarantor in a transaction in which the Guarantor is the surviving corporation and (B) the Guarantor may merge or consolidate with any other Person if the Guarantor is the surviving corporation.

            (c) Transactions with Affiliates. Sell, lease or otherwise transfer, or permit its Significant Subsidiaries to sell, lease or otherwise transfer, any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (other than service arrangements) with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Guarantor or such Significant Subsidiary than could be obtained on an arm's length basis from unrelated third parties, and (ii) transactions between or among the Guarantor and its direct or indirect Subsidiaries.

            (d) Change in Nature of Business. Engage, or permit the Account Party, the Beneficiaries or any of the Guarantor's Significant Subsidiaries that are primarily engaged in the insurance business and other businesses complementary thereto to engage, to any material extent in any business other than (i) businesses of the type conducted by the Account Party, the Beneficiaries, the Guarantor or any of the Guarantor's Significant Subsidiaries on the Closing Date and businesses reasonably related thereto or (ii) businesses financial in nature.

            (e) Use of Proceeds. Permit the Letters of Credit to be available (and the Account Party agrees that it shall not permit the use such Letters of Credit) for any purposes other than to support the reinsurance provided by the Account Party from time to time to the Beneficiaries.

            (f) Subsidiaries. The Guarantor shall not permit the Account Party to cease to be a Subsidiary of the Guarantor.

            SECTION 5.03. Financial Covenants. So long as any L/C Disbursement shall remain unpaid or any Lender shall have any Commitment hereunder:

            (a) Risk Based Capital. The Guarantor shall not permit TIC to have a Risk Based Capital Ratio of less than 2.50 to 1 as of the last day of any calendar quarter.

            (b) Consolidated Net Worth. The Guarantor will not permit its Consolidated Net Worth, calculated as of the last day of each fiscal quarter, to be less than $15,000,000,000.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

            SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

            (a) Any Reimbursement Obligation with respect to any L/C Disbursement shall not be paid in full by the Required Reimbursement Date; or the Guarantor shall fail to pay any Guaranteed Obligations when the same becomes due and payable; or any interest or fees or other amounts required to be paid hereunder shall not be paid in full within five (5) Business Days after the same becomes due and payable; or

            (b) Any representation or warranty made by the Guarantor or the Account Party herein or in any certificate or other instrument furnished pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

            (c) (i) The Account Party or the Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), 5.02 or 5.03, or (ii) the Account Party or the Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or
      (g) if such failure described in this clause (ii) shall remain unremedied for five (5) Business Days after written notice thereof shall have been given to the Account Party or the Guarantor, as applicable by the Agent or any Lender or (iii) the Account Party or the Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure described in this clause (iii) shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Account Party or the Guarantor, as applicable, by the Agent or any Lender; or

            (d) The Account Party, the Guarantor or any Significant Subsidiary shall fail to make payments (whether of principal or interest and regardless of amount) on Material Debt, when and as the same shall become due and payable; or any event or condition occurs that results in Material Debt becoming due prior to the scheduled maturity of such Material Debt or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this subsection (d) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt; or

            (e) The Account Party, the Beneficiaries, the Guarantor or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Account Party, the Beneficiaries, the Guarantor, or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Account Party, the Beneficiaries, the Guarantor or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

            (f) One or more judgments for the payment of money in an aggregate amount in excess of $300,000,000 (or its equivalent in any other currency) shall be rendered against the Account Party, the Beneficiaries, the Guarantor, or any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed; or

            (g) The Account Party ceases to be a Subsidiary of the Guarantor, or a Change of Control shall occur; or

            (h) An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Guarantor and its Significant Subsidiaries in an aggregate amount exceeding $200,000,000 in any year; or

            (i) The Guaranty shall have been determined by a competent court to be unenforceable or the Guarantor shall have asserted in writing to any of the Lenders or the Agent that the Guaranty is unenforceable, then, and in any such event, the Agent (i) may, or shall at the request of the Required Lenders, by notice to the Account Party, declare the obligation of the Issuing Banks to issue Letters of Credit to be terminated in whole or in part, whereupon the same shall forthwith terminate, and (ii) may, or shall at the request of the Required Lenders, by notice to the Account Party, declare any or all Reimbursement Obligations, all interest thereon and any or all other amounts payable under this Agreement to be forthwith due and payable, whereupon any or all Reimbursement Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Account Party; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Account Party under Bankruptcy Law,
(A) the obligation of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) all Reimbursement Obligations, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Account Party.

            SECTION 6.02. Actions in Respect of Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Account Party and/or the Guarantor to, and forthwith upon such demand the Account Party and/or the Guarantor will, (a) pay to the Agent for the benefit of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, or (b) make such other collateral arrangements in respect of the outstanding Letters of Credit as shall be reasonably acceptable to the Required Lenders; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Guarantor under the Bankruptcy Law, the Account Party and/or the Guarantor will automatically and without any requirement of notice pay to the Agent on behalf of the Lenders in same day funds, for deposit to the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Account Party and the Guarantor. If at any time the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Account Party and/or the Guarantor will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding L/C Disbursement, if any, in respect of such Letter of Credit; provided that, to the extent cash collateral is on deposit in the L/C Cash Deposit Account pursuant to Section 2.02(j)(i)(C), such cash collateral shall be applied only to an L/C Disbursement made under Participated Letters of Credit. To the extent that the cash amount deposited in the L/C Cash Deposit Account exceeds the Available Amount of all Letters of Credit plus all fees, costs and expenses that may be payable on or before the Termination Date, and all other obligations of the Account Party hereunder, such excess shall be promptly returned to the Account Party or the Guarantor upon written request therefor.

                                  ARTICLE VII
                                    GUARANTY

            SECTION 7.01. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Account Party now or hereafter existing under or in respect of this Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for Reimbursement Obligations, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Account Party to the Agent or any Lender under or in respect of this Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Account Party.

            SECTION 7.02. Guaranty Absolute. (a) The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Guarantor under or in respect of this Guaranty are absolute, unconditional and independent of the Guaranteed Obligations or any other obligations of the Account Party under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Account Party or whether the Account Party is joined in any such action or actions; provided that the Guarantor shall retain all the defenses that the Guarantor would have had if it were jointly and severally liable with the Account Party for the Account Party's obligations under this Agreement (it being understood and agreed in any event that the Guarantor waives all suretyship defenses, including those set forth below in this Section 7.02). The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and, to the fullest extent permitted by law, the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

            (i) any lack of validity or enforceability of this Agreement, or any agreement or instrument relating thereto;

            (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Account Party under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Account Party or any of its Subsidiaries or otherwise;

            (iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

            (iv) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of the Account Party under this Agreement or any other assets of the Account Party or any of its Subsidiaries;

            (v) any change, restructuring or termination of the corporate structure or existence of the Account Party or any of its Subsidiaries;

            (vi) any failure of the Agent or any Lender to disclose to the Account Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Account Party now or hereafter known to the Agent or such Lender (the Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

            (vii) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

            (viii)any other circumstance other than payment in full of the Guaranteed Obligations (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Account Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Account Party or otherwise, all as though such payment had not been made.

            SECTION 7.03. Waivers and Acknowledgments. (a) The Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Account Party or any other Person or any collateral.

            (b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

            (c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Account Party, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

            (d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Account Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

            (e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 7.02 and this Section
7.03 are knowingly made in contemplation of such benefits.

            SECTION 7.04. Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Account Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Account Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Account Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this

Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

            SECTION 7.05. Subordination. The Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Guarantor by the Account Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

            (a) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Account Party, the Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before the Guarantor receives payment of any Subordinated Obligations.

            (b) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Account Party), the Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

            (c) Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Account Party), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

            SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty of payment and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date,
(b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause
(c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the L/C Disbursements owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders.

                                  ARTICLE VIII
                                 THE AGENT, ETC.

            SECTION 8.01. Authorization and Action. Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice and communication given to it by the Account Party pursuant to the terms of this Agreement.

            SECTION 8.02. Reliance, Etc. Neither the Agent nor any Issuing Bank nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct or (a) as to Wachovia as the "Agent" (as defined in the Syndicated Letters of Credit) for the Syndicated Letters of Credit and as Issuing Bank with respect to Participated Letters of Credit, its willful failure in such capacities to make lawful payment under a Letter of Credit after the presentation to it of drafts and certificates strictly complying with the terms and conditions of the Letter of Credit and, in the case of a Syndicated Letter of Credit, after its receipt of appropriate funds from the other Lenders with Syndicated Commitments and (b) as to Issuing Banks under Syndicated Letters of Credit, any such Issuing Bank's willful failure to make payment to Wachovia as "Agent" (as defined in the Syndicated Letters of Credit) under a Syndicated Letter of Credit after Wachovia as such "Agent" has confirmed to the Issuing Bank that drafts and documents strictly complying with the terms of such Syndicated Letter of Credit have been presented. Without limitation of the generality of the foregoing, the Agent: (a) may treat the Lender that made any L/C Disbursement as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by a Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;
(b) may consult with legal counsel (including counsel for the Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Account Party or the Guarantor or the existence at any time of any Default or to inspect the property (including the books and records) of the Guarantor; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

            SECTION 8.03. Wachovia and Affiliates. With respect to its Commitments, the L/C Disbursements made by it, Wachovia shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Wachovia in its individual capacity.


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

Wachovia and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Guarantor, any of its Subsidiaries and any Person who may do business with or own securities of the Guarantor or any such Subsidiary, all as if Wachovia were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Guarantor or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

            SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

            SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Account Party or the Guarantor) from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, to the extent any such claim relates to an event arising on or after the Closing Date (collectively, the "Indemnified Costs"); provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Account Party. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

            (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Account Party or the Guarantor) from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith, to the extent any such claim relates to an event arising on or after the Closing Date; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct or (a) in the case of Wachovia as the "Agent" (as defined in the Syndicated Letters of Credit) for Syndicated Letters of Credit and Issuing Bank with respect to the Participated Letters of Credit, its willful failure to make lawful payment under a Letter of Credit after the presentation to it of drafts and certificates strictly complying with the terms and conditions of the Letter of Credit and in the case of a Syndicated Letter of Credit, after its receipt of appropriate funds from the other Lenders with Syndicated Commitments, and (b) as to Issuing Banks under Syndicated Letters of Credit, any such Issuing Bank's willful failure to make payment to Wachovia as "Agent" (as defined in the Syndicated Letters of Credit) under a Syndicated Letter of Credit after Wachovia as such "Agent" has confirmed to the Issuing Bank that drafts and documents strictly complying with the terms of such Syndicated Letter of Credit have been


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

presented. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Account Party under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Account Party.

            (c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender's Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Account Party.

            SECTION 8.06. Successor Agent. The Agent may resign at any time by giving at least 30 days' prior written notice thereof to the Lenders, the Account Party and the Guarantor. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, with the consent (so long as no Event of Default has occurred and is continuing) of the Guarantor, which consent shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

            SECTION 8.07. No Responsibility. It is understood and agreed by all parties hereto that neither the Arrangers, the Co-Administrative Agents, the Co-Syndication Agents nor the Documentation Agent shall have any duties or responsibilities hereunder or in connection herewith.

                                   ARTICLE IX
                                  MISCELLANEOUS

            SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Account Party or the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all affected Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the amount of, or interest on, any Reimbursement Obligations or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of, or interest on, any Reimbursement Obligations or any fees or other amounts payable hereunder or extend the Termination Date, (e) change the percentage of the Commitments or of the aggregate Credit Exposure, the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or the definition of Required Lenders, (f) reduce or limit the obligations of the Guarantor under
Section 7.01 or release the Guarantor or otherwise limit the Guarantor's liability to the Agent and


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

the Lenders under Section 7.01 or (g) amend this Section 9.01; provided further
(x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by Lenders holding at least 66-2/3% of the aggregate Credit Exposure at such time, and if there is no Credit Exposure at such time, Lenders holding 66-2/3% of the Commitments at such time, amend
Section 5.01(g)(iii)(1) or 5.01(g)(iv).

            SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Account Party, at its address at 39 Redtail Drive, Bluffton, South Carolina 29909, Attention: Gail Thompson, with a copy to The Travelers Insurance Company, One Cityplace, Hartford, Connecticut 06103-3415, Attention: Marla Lewitus; if to the Guarantor, at its address at One MetLife Plaza, Area 7B, 27-01 Queens Plaza North, Long Island City, New York 11101, Attention: Anthony J. Williamson, Treasurer; if to any Initial Lender, at its Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 301 South College Street, NC 0760, Charlotte, North Carolina, 28288, Attention: Mark Felker; or, as to the Account Party, the Guarantor or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Account Party and the Agent, provided that materials required to be delivered pursuant to Section 5.01(g)(i),
(ii), (iii), (iv) or (vi) shall be delivered to the Agent as specified in
Section 9.02(b) or as otherwise specified to the Account Party by the Agent; provided further that any certificate to be delivered to the Agent or an Issuing Bank by a Secretary, Assistant Secretary or a financial officer of any Person pursuant to or in connection with the requirements of this Agreement shall be delivered in hard copy if so requested by the Agent or an Issuing Bank. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when received or confirmed by e-mail, respectively. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

            (b) Materials required to be delivered pursuant to Section 5.01(g)(i), (ii), (iii), (iv) or (vi) may be delivered to the Agent in an electronic medium in a format reasonably acceptable to the Agent and the Lenders by e-mail to an address designated by the Agent or in such other manner as the Account Party and the Agent may from time to time agree; provided that any certificate to be delivered to the Agent or an Issuing Bank by a Secretary, Assistant Secretary or a financial officer of any Person pursuant Section 5.01(g)(i), (ii), (iii), (iv) or (vi) shall be delivered in hard copy, if so requested by the Agent or an Issuing Bank; provided, further that upon the posting on the Guarantor's public website of any materials required to be delivered by Section 5.01(g)(iv), such material shall be deemed delivered to the Agent and the Lenders. The Guarantor agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Guarantor, any of its Subsidiaries or any other materials or matters relating to this Agreement, or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the "Platform"). The Guarantor acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or


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completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

            (c) Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

            SECTION 9.03. No Waiver; Remedies; Entire Agreement. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Agreement constitute the entire agreement of the Parties with respect hereto.

            SECTION 9.04. Costs and Expenses. (a) The Guarantor agrees to pay on demand all reasonable costs and expenses of the Agent and the Arrangers in connection with the negotiation, preparation, execution, delivery, administration, modification and amendment of this Agreement, and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, consultant, and audit expenses and (ii) the reasonable fees and expenses of one primary counsel for the Agent and the Arrangers with respect thereto and with respect to advising the Agent and the Arrangers as to its rights and responsibilities under this Agreement. The Guarantor further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

            (b) The Guarantor agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith), this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the L/C Disbursements, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or (ii) is the result of claims of Lenders or the Agent against other Lenders or the Agent that are not attributable to the Account Party's or the Guarantor's actions and for which the Account Party and the Guarantor otherwise has no liability. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such


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

investigation, litigation or proceeding is brought by the Account Party or the Guarantor, or any of their directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Account Party and the Guarantor also agree not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the L/C Disbursements.

            (c) Without prejudice to the survival of any other agreement of the Account Party and the Guarantor hereunder, the agreements and obligations of the Account Party and the Guarantor contained in Sections 2.10, 2.12 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

            SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the obligations under this Agreement due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Account Party or the Guarantor against any and all of the obligations of the Account Party now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Account Party or the Guarantor, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

            SECTION 9.06. Binding Effect. Upon (a) the satisfaction of the conditions precedent set forth in Section 3.01, Sections 2.03(d) and 2.11 and Articles VIII and IX shall become effective and (b) the satisfaction of the conditions precedent set forth in Section 3.02, the remaining sections of the Agreement shall become effective and, in each case thereafter, such sections shall be binding upon and inure to the benefit of the Account Party, the Guarantor, the Agent and each Lender and their respective successors and assigns, except that neither the Account Party nor the Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

            SECTION 9.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Account Party (following a demand by such Lender pursuant to Section 2.10 or 2.12) or by Wachovia or the Account Party in accordance with Section 2.02(k) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, its Unused Commitment, the Reimbursement Obligations owing to it, and its participations or position in Letters of Credit); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement related to the Commitments assigned thereby, (ii) except in the case of an assignment to an Eligible Assignee that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment or Unused Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than an aggregate amount of $5,000,000 and increments of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Account Party pursuant to this Section 9.07(a) shall be arranged by the Account Party after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Account Party pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Account Party or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Reimbursement Obligations owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided further, however, that in the case of each assignment made as a result of a demand by the Account Party, such recordation fee shall be payable by the Account Party except that no such recordation fee shall be payable in the case of an assignment made at the request of the Account Party to an Eligible Assignee that is an existing Lender, and (vii) each assignment of Unused Commitment shall be subject to the approval of the Account Party, such approval not be unreasonably withheld or delayed, PROVIDED FURTHER, HOWEVER, THAT NO LENDER MAY ASSIGN ANY OBLIGATION UNDER A SYNDICATED LETTER OF CREDIT UNLESS AN AMENDMENT, MODIFICATION OR SUPPLEMENT TO SUCH SYNDICATED LETTER OF CREDIT APPROVED BY THE BENEFICIARY AND THE AGENT IS CONCURRENTLY DELIVERED TO THE AGENT REMOVING OR ADJUSTING, AS THE CASE MAY BE, THE ASSIGNOR'S SYNDICATED COMMITMENT AND SYNDICATED REIMBURSEMENT OBLIGATION AND REPLACING OR ADJUSTING THE SAME WITH A SYNDICATED COMMITMENT (AND SYNDICATED REIMBURSEMENT OBLIGATION OF) THE ASSIGNEE. Each Lender may assign to any Federal Reserve Bank as security, all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, its Unused Commitment, the Reimbursement Obligations owing to it, and its participations in Letters of Credit) without the consent of the Account Party or the Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 8.05 to the extent any claim thereunder relates to an event arising prior such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

            (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Account Party of the Guarantor or the performance or observance by the Account Party or the Guarantor of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

            (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Account Party and the Guarantor.

            (d) The Agent shall maintain at its address referred to in Section
9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the L/C Disbursements owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Account Party, the Guarantor, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Account Party, the Guarantor or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (e) Each Lender (including, for these purposes, Wachovia, as Issuing Bank of Participated Letters of Credit) may sell participations to one or more banks or other entities (other than the Guarantor or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the L/C Disbursements owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Account Party hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Account Party, the Guarantor, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Account Party or the Guarantor therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

            (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Guarantor furnished to such Lender by or on behalf of the Guarantor; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Guarantor Information relating to the Guarantor received by it from such Lender.

            (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Reimbursement Obligations owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

            SECTION 9.08. Confidentiality. Neither the Agent nor any Lender may disclose to any third Person any confidential, proprietary or non-public information of the Guarantor or any of its Subsidiaries furnished to the Agent or the Lenders by or on behalf of the Guarantor or any of its Subsidiaries (such information being referred to collectively herein as the "Guarantor Information"), except that each of the Agent and each of the Lenders may disclose Guarantor Information (a) to its and its affiliates' employees, officers, directors, agents and advisors (it being understood that such disclosure shall be made solely in connection with the transactions contemplated hereby and the Persons to whom such disclosure is made will be informed of the confidential nature of such Guarantor Information and instructed to keep such Guarantor Information confidential on substantially the same terms as provided herein), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and in the event of any such disclosure under this clause (c), the disclosing party shall give prompt notice to the Account Party and the Guarantor thereof to the extent permitted by applicable law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant or prospective assignee or participant, (g) to the extent such Guarantor Information (i) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (ii) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Guarantor,
(h) subject to an agreement containing provisions substantially the same as those of this Section 9.08, and with the consent of the Guarantor (which consent shall not be unreasonably withheld), to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Account Party, the Guarantor, any Subsidiaries and the Reimbursement Obligations; and (i) with the consent of the Guarantor. Notwithstanding the foregoing, the Agent and each Lender may disclose Guarantor Information, without notice to the Guarantor, to governmental regulatory authorities in connection with any regulatory examination of the Agent or any Lender or in accordance with the Agent's or any Lender's regulatory compliance policy if the Agent or any Lender deems it necessary for the mitigation of claims by those authorities against the Agent or any Lender or any of their respective subsidiaries or affiliates.

            SECTION 9.09. Governing Law. Agreement, and the Letters of Credit.
(a) THE AGREEMENT. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            (b) LETTERS OF CREDIT. THE LETTERS OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS (1993 REVISION) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 500) AND, TO THE EXTENT NOT INCONSISTENT THEREWITH, THE LAWS OF THE STATE OF CONNECTICUT.

            SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Account Party and the Guarantor hereby irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Account Party or the Guarantor at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

            (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Connecticut State court or federal court of the United States of America sitting in Hartford, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Letters of Credit, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Connecticut State court or, to the extent permitted by law, in such federal court. The Account Party and the Guarantor hereby irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Account Party or the Guarantor at its address specified pursuant to
Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to the Letters of Credit in the courts of any jurisdiction.

            (d) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Letters of Credit in any Connecticut State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            SECTION 9.12. No Liability of the Issuing Banks. The Account Party assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for (and the Account Party hereby waives any rights to make any claims against such Persons with respect to): (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; and
(e) insofar as any Issuing Bank or Lender other than Wachovia is concerned, any actions taken by Wachovia, as Issuing Bank with respect to Participated Letters of Credit and as the "Agent" (as defined in the Syndicated Letters of Credit) with respect to Syndicated Letters of Credit, on behalf of the Issuing Banks or any Lender, except that (x) the Account Party shall have a claim against Wachovia, as Issuing Bank with respect to Participated Letters of Credit and as the "Agent" (as defined in the Syndicated Letters of Credit) with respect to Syndicated Letters of Credit and/or in the case of clause (ii)(B) below an Issuing Bank with respect to Syndicated Letters of Credit, and (y) Wachovia, acting in the capacities as aforesaid, shall be liable to the Account Party, in each case to the extent of any direct, but not consequential, damages suffered by the Account Party that the Account Party proves were caused by (i) Wachovia's willful misconduct or gross negligence in acting in the capacities aforesaid as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) (A) Wachovia's failure, as a result of its willful misconduct or gross negligence, in acting in the capacities aforesaid to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit and after its receipt of appropriate funds from the other Lenders with Syndicated Commitments or (B) an Issuing Bank's failure, as a result of its willful misconduct or gross negligence, to make payment to Wachovia as "Agent" (as defined in the Syndicated Letters of Credit) under a Syndicated Letter of Credit after Wachovia as such "Agent" has confirmed to such Issuing Bank that drafts and documents strictly complying with the terms of such Syndicated Letter of Credit have been presented. In furtherance and not in limitation of the foregoing, Wachovia, as Issuing Bank with respect to Participated Letters of Credit and as "Agent" (as defined in the Syndicated Letters of Credit) with respect to Syndicated Letters of Credit may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

            SECTION 9.13. WAIVER OF JURY TRIAL. EACH OF THE ACCOUNT PARTY, THE GUARANTOR, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE L/C RELATED DOCUMENTS OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

            SECTION 9.14. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Account Party and the Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Account Party or the Guarantor, which information includes the name and address of the Account Party and the Guarantor and other information that will allow such Lender or the Agent, as applicable, to identify the Account Party or the Guarantor in accordance with the Patriot Act. The Account Party and the Guarantor shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                          THE TRAVELERS LIFE AND ANNUITY
                                          REINSURANCE COMPANY,
                                          as Account Party

                                          By /s/ Gene Lunman
                                            ----------------------
                                             Title: President


                                          METLIFE, INC.,
                                          as Guarantor

                                          By /s/ Anthony J. Williamson
                                            ----------------------
                                             Title: SVP and Treasurer


                                          WACHOVIA BANK, NATIONAL ASSOCIATION,
                                          as Agent

                                          By /s/ Stephen Locke
                                            -----------------------
                                             Title: Director

                                 Initial Lenders

Syndicated           Participated
Commitment           Commitment

$200,000,000         $0              Citibank, N.A.

                                     By: /s/ David A. Dodge
                                         ------------------------------
                                         Name:  David A. Dodge
                                         Title: Managing Director

$155,000,000         $0              Wachovia Bank, N.A.


                                     By: /s/ Stephen Locke
                                         ------------------------------
                                         Name:  Stephen Locke
                                         Title: Director

$155,000,000         $0              BNP Paribas


                                     By: /s/ Phil Truesdale                       By: /s/ Laurent Vanderzyppe
                                         ------------------------------               ------------------------------
                                         Name:  Phil Truesdale                        Name:  Laurent Vanderzyppe
                                         Title: Director                              Title: Director

$155,000,000         $0              Lloyds TSB Bank plc


                                     By: /s/ James M. Rudd                            /s/ Matthew S.R. Tuck
                                         ------------------------------               ------------------------------
                                         Name:  James M. Rudd                         Name:  Matthew S.R. Tuck
                                         Title: Vice President                        Title: Vice President
                                                Financial Institutions, USA                  Financial Institutions, USA

$0                   $155,000,000    Danske Bank A/G


                                     By: /s/ Anders Iversen
                                         ------------------------------
                                         Name:  Anders Iversen
                                         Title: Senior Manager

$125,000,000         $0              Commerzbank AG, New York Branch


                                     By: /s/ Gerald A. Araw                           /s/ Michael P. McCarthy
                                         ------------------------------               ------------------------------
                                         Name:  Gerald A. Araw                        Michael P. McCarthy
                                         Title: Assistant Treasurer                   Vice President

$125,000,000         $0              Landesbank Hessen- Thuringen Girozentrale


                                     By: /s/ John A. Sarno                            /s/ Irina Rakhlis
                                         ------------------------------               ------------------------------
                                         Name:  John A. Sarno                         Irina Rakhlis
                                         Title: Vice President                        Credit Analyst
                                                Financial Institutions
                                                Public Finance

                                        Title:

$85,000,000          $0              Banco Santander Central Hispano, S.A.


                                     By: /s/ Jorge Saavedra                           /s/ Leslie E. Foale
                                        ----------------------------                  ------------------------------
                                        Name:  Jorge Saavedra                         Leslie E. Foale
                                        Title: Vice President & Manager               Vice President

$85,000,000          $0              Bank of America, N.A.


                                     By: /s/ Jeffrey M. Shaver
                                        ----------------------------
                                        Name:  Jeffrey M. Shaver
                                        Title: Vice President

$85,000,000          $0              The Bank of Tokyo-Mitsubishi, Ltd., New
                                     York Branch


                                     By: /s/ Jesse A. Reid, Jr.
                                        ----------------------------
                                        Name:  Jesse A. Reid, Jr.
                                        Title: Authorized Signatory

$85,000,000          $0              Mizuho Corporate Bank, Ltd.


                                     By: /s/ Raymond Ventura
                                        ----------------------------
                                        Name:  Raymond Ventura
                                        Title: Senior Vice President

$85,000,000          $0              Royal Bank of Canada


                                     By: /s/ Evan Glass
                                        ----------------------------
                                        Name:  Evan Glass
                                        Title: Authorized Signatory

$85,000,000          $0              SANPAOLO IMI S.p.A.


                                     By: /s/ Cathy R. Lesse
                                        ----------------------------
                                        Name:  Cathy R. Lesse
                                        Title: Vice President


                                     By: /s/ Robert Wurster
                                        ----------------------------
                                        Name:  Robert Wurster
                                        Title: Senior Vice President

$85,000,000          $0              Sumitomo Mitsui Banking Corporation


                                     By: /s/ Yoshihiro Hyakutome
                                        ----------------------------
                                        Name:  Yoshihiro Hyakutome
                                        Title: Deputy General Manager

$85,000,000          $0              Well Fargo Bank, National Association


                                     By: /s/ Robert C.  Meyer                       /s/ Beth McGinnis
                                         -----------------------------------        -----------------------------------
                                         Name:  Robert C. Meyer                     Beth McGinnis
                                         Title: Senior Vice President               Senior Vice President

$50,000,000          $0              Banco Bilbao Vizcaya Argentaria, S.A.


                                     By: /s/ Santiago Hernandez                     /s/ Giampaolo Consigliere
                                         -----------------------------------        -----------------------------------
                                         Name:  Santiago Hernandez                  Giampaolo Consigliere
                                         Title: Vice President                      Vice President

$0                   $50,000,000     ING Bank, N.V.


                                     By: /s/ C. Pattigan                            /s/ Caroline Claessens
                                         -----------------------------------        -----------------------------------
                                         Name:  C. Pattigan                         Caroline Claessens
                                         Title: Director                            Vice President


$50,000,000          $0              Mellon Bank, N.A.


                                     By: /s/ Karla K. Maloof
                                         -----------------------------------
                                         Name:  Karla K. Maloof
                                         Title: First Vice President


$50,000,000          $0              Standard Chartered Bank


                                     By: /s/ Robert Gilbert
                                         -----------------------------------
                                         Name:  Robert Gilbert
                                         Title: Senior Vice President


                                     By: /s/ Andrew Y. Ng
                                         -----------------------------------
                                         Name:  Andrew Y. Ng
                                         Title: Vice President
                                                Standard Chartered Bank NY


$25,000,000          $0              Australia and New Zealand Banking Group
                                     Limited

                                     By: /s/ John W. Wade
                                         -----------------------------------
                                         Name:  John W. Wade
                                         Title: Director


$25,000,000          $0              PNC Bank, National Association


                                     By: /s/ D. Kirk Seagers
                                         -----------------------------------
                                         Name:  D. Kirk Seagers
                                         Title: Vice President & Director
